                                                                   EXHIBIT 10.26




                            CERTIFICATE OF TRANSLATION

         I, Louis O. Peloquin, Vice President, General Counsel and Secretary of Golden Star Resources Ltd. (the "Company") declare to the best of my knowledge that the attached is an accurate English translation of the Option and Joint Venture Agreement dated June 26, 1996 between Societe de Travaux Publics et de Mines Aurifiere en Guyane, Societe Guyanaise des Mines (collectively "SOTRAPMAG"), a 100% owned subsidiary of Guyanor Ressources S.A., LaSource Developpement, SAS and ASARCO Exploration Company.



                                                       /s/ Louis O. Peloquin
                                                       ----------------------
                                                       Louis O. Peloquin
                                                       Vice President, General
                                                       Counsel and Secretary

State of Colorado         )
County of Denver          ) ss.

         Subscribed and sworn to before me this 12th day of March, 1997 by Louis O. Peloquin.

                                                        /s/ Nathalie Defferard
                                                        -----------------------
                                                        Notary Public

My Commission Expires: October 25, 1999.

                 PAUL ISNARD OPTION AND JOINT VENTURE AGREEMENT

                                     AMONG

                                   SOTRAPMAG

                                      AND

                           ASARCO EXPLORATION COMPANY

                                      AND

                            LA SOURCE DEVELOPPEMENT





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THIS AGREEMENT IS MADE AMONG:

SOCIETE DE TRAVAUX PUBLICS ET DE MINES AURIFERES EN GUYANE ("SOTRAPMAG"), a societe a responsabilite limitee, with capital of F2,000,000 and registered office at Aerodrome de Saint-Laurent, Route de Saint-Maurice, 97320 Saint-Laurent du Maroni, French Guiana, a wholly owned subsidiary of GUYANOR RESSOURCES S.A., acting on its behalf and for its own account and for both on behalf of and for the account of:

         SOCIETE GUYANAISE DES MINES ("SGM"), societe en nom collectif, with capital of 1,000,000 FF and registered office at PK 9 Route de Saint-Jean, 97320 Saint-Laurent du Maroni, French Guiana pursuant to special power of attorney dated _____ ).

Herein represented by D.A. Fennell, President and CEO, Golden Star Resources, hereinafter individually referred to as "SOTRAPMAG" and "SGM" respectively and collectively referred to as "SOTRAPMAG"

AND:

ASARCO EXPLORATION COMPANY, a New York corporation acting on its behalf and for its own account as well as on behalf of and for the account of:

         ASARCO GUYANE FRANCAISE, a societe a responsabilite limitee with a capital of 50,000 FF and registered office at PK 7 Route de Montjoly, 97343 Cayenne, French Guiana, a wholly owned subsidiary of Asarco Exploration Company Inc. pursuant to a special power of attorney dated N/A.

herein represented by G.D. Van Voorhis, President, hereinafter individually referred to as "ASARCO" and "ASARCO GUYANE" respectively and collectively referred to as "ASARCO"

AND:

LA SOURCE DEVELOPPEMENT SAS, a societe anonyme simplifiee, with capital of 250,000 francs and registered office at 16/18 avenue George V, 75008 Paris, France pursuant to a special power of attorney dated ______________

herein represented by _______________ , and hereinafter referred to as "LA SOURCE".


WITNESSETH:

Whereas by agreement dated March 25, 1994 SOTRAPMAG obtained from Alcatel Alsthom Compagnie Generale d'Electricite the title and exclusive rights to eight (8) concessions in the Paul Isnard area of Guyane, a Departement of France ("French Guiana"), subject to the grant of necessary administrative authorizations to the transfer on or before December 31, 1995;

Whereas by a decree dated December 27, 1995 published in the Journal Officiel of December 29, 1995, the French Minister of Industry, Post and
Telecommunications approved the transfer of the Paul Isnard Concessions;





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Whereas the concessions transferred to SOTRAPMAG were subject to option rights held by the BUREAU DE RECHERCHES GEOLOGIQUES ET MINIERES, BP 6009, Avenue Claude Guillemin, 45060 Orleans, France ("BRGM") which by an agreement between BRGM and GUYANOR RESSOURCES S.A. ("GUYANOR") dated September 26, 1994 were automatically converted, upon the grant of necessary administrative authorizations to transfer, into a 25% interest in the exploration and exploitation rights in any primary deposits located within the concessions;

Whereas SOTRAPMAG also holds, directly or indirectly, four Type "B" exploration permits in the Paul Isnard area and GUYANOR has under application one Type "A" exploration permit in this area, and SOTRAPMAG has agreed to extend BRGM's 25% interest to include the four Type "B" and, if granted, the one Type "A" exploration permits;

Whereas BRGM, pursuant to the terms of the agreement between BRGM and GUYANOR, has assigned its rights to the concessions and permits to LA SOURCE, of which a significant part of the share capital is held by BRGM;

Whereas SOTRAPMAG and LA SOURCE have agreed to organize two joint ventures ("societes en participation") one to explore the Paul Isnard Concessions and the other the Eau Blanche Permits and to jointly develop and mine any Primary Deposits found therein;

Whereas SOTRAPMAG has agreed to grant ASARCO two separate options to earn interests equal to 50% of SOTRAPMAG's interests in each joint venture (which is equivalent as of the date hereof to a 37.5% interest in each such joint venture organized pursuant to this Agreement) by preparing a feasibility study on the Property or any part thereof of such Joint Venture and by funding SOTRAPMAG's portion of the initial expenditures on Operations to be undertaken by such joint venture on all or part of such Property;

Whereas ASARCO shall also have, under the conditions set forth below, the option, once the First Feasibility Study has been delivered, to merge the Paul-Isnard and the Eau Blanche Properties into one joint venture.

NOW, THEREFORE, the parties have agreed, under certain conditions, to enter into this joint venture agreement which shall define the terms and conditions of their cooperation as participants in the joint ventures established by this Agreement and the terms on which ASARCO will earn its interest(s) and be vested as a participant in the joint venture(s).

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

1.    DEFINITIONS

The following terms are used in this agreement as defined below:

1.1   "Accounting Procedure" means the procedures set forth in Exhibit II.

1.2 "Adopted Program and Budget" means any Program and its corresponding Budget adopted or approved by the Management Committee according to the procedure described in Articles 8.3 and 8.4.





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1.3   "Affiliate" of a Participant means (i) any person who, directly or indirectly, controls, is controlled by, or is under common control with, one of the Participants. The control concept includes control of the de facto or de jure management or direction by holding equity securities or by contract. "Control" may exist without possession of 50% or more of its voting rights or capital stock provided always that direct or indirect ownership of fifty percent (50%) or more of such voting rights or capital stock gives rise to a presumption of control; (ii) any Subsidiary.

1.4 "Agreement" means this agreement and all Exhibits thereto and future addenda hereto and amendments hereof.

1.5 "Alluvial Deposit" means an unconsolidated deposit of ores, minerals or mineral resources located at or near the surface formed where the concentration of ore minerals was caused by the physical or mechanical separation of heavier from lighter weight minerals during the surficial flow of running water in stream channels.

1.6 "Area of Interest" means the Property and all land part or all of which is located within ten kilometres of any point on the surrounding outermost boundary of the Property described in Exhibit I. The part of the Property to the East of a Northsouth line drawn along the Eastern boundary of the Paul Isnard Concessions (which line is shown on the map that forms part of Exhibit I) shall be included as part of the Eau Blanche Permits and the property to the West of such line shall be included as part of the Paul Isnard Concessions.

1.7 "ASARCO'S Exploration Expenditure Requirement" means the funds required to be contributed by ASARCO under Article 7 through SOTRAPMAG to conduct Operations enabling ASARCO to earn a Participating Interest equal to 50% of SOTRAPMAG's Participating Interest in either Property or in both.

1.8 "Assets" means the Properties and all the Facilities, Products, land and other assets and rights conveyed or assigned to or placed at the disposal of either of the Joint Ventures by the Participants and all the other Facilities and assets and rights acquired by the Manager or the Participants on behalf and for account of either of the Joint Ventures and all data and information resulting from the conduct of Operations and the proceeds of disposition of any of the foregoing.

1.9 "BRGM Agreement" means that agreement dated September 26, 1994 between GUYANOR and BRGM.

1.10 "Budget" means a detailed estimate of all the probable Expenditures to be entailed by the Operations to complete a Program, supplemented, if need be, by a timetable of cash advances to be made.

1.11 "Development" means all the work preparatory to extraction and recovery of the Products from Primary Deposits, including construction or installation of a treatment plant or any other Facility for extraction, transport or treatment of the Products by any process.

1.12  "Effective Date" means the date of execution of this Agreement.

1.13 "Expenditures" means all of the costs, disbursements, debts and expenses, calculated according to the accounting procedure described in Exhibit II hereto, incurred in relation to Operations carried out under the Agreement on any account.





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
1.14 "Exploration" means all the activities directed toward ascertaining the existence, location, quantity, quality or commercial value of Primary Deposits including completing any Feasibility Study and including any costs for the maintenance of the applicable Mining Titles.

1.15 "Facility" means any equipment, machine, capital asset or other tangible or other asset.

1.16 "Feasibility Study" means a report and the work required to prepare such report for either of the Joint Ventures in respect of a Primary Deposit (including the First Feasibility Study) as described in Exhibit III hereto which recommends the Development and Exploitation of a Primary Deposit on the basis that it has a positive net present value using a reasonable discount rate and includes such information and is in such form as is generally required to secure all construction and mining permits necessary for the Mining of a Primary Deposit and to obtain a project loan on reasonable terms from a major lending institution to develop Mining Operations on the Primary Deposit that is the subject of the reports.

1.17 "First Feasibility Study" means the First of the Initial Feasibility Studies whereby ASARCO may decide to vest in one of the Properties and has the option to combine the Properties into one Joint Venture.

1.18 "Initial Feasibility Study" means a Feasibility Study prepared for either of the Joint Ventures in respect of a Primary Deposit on either the Paul Isnard Concessions or the Eau Blanche Permits which reaches one of the following conclusions:

      (a) if made during the first and second years after the Effective Date, it concludes to the existence of at least five million ounces of minable gold;

      (b) if made during the third and fourth years after the Effective Date, it concludes to the existence of at least two million ounces of minable gold; and

      (c) if made during the fifth year after the Effective Date, it concludes to the existence of at least one million ounces of minable gold.

1.19 "Initial Participating Interest" means the interests of each Participant set forth in Article 6.6.

1.20 "Initial Period" means the period beginning with the Effective Date and ending on the earlier of the date ASARCO earns its Participating Interest or the date its option terminates without ASARCO having earned its Participating Interest.

1.21 "Joint Venture" means either of the joint ventures established by this Agreement and all the rights, obligations and other relations relating to a Property between the Participants in such joint venture pursuant to this Agreement.

1.22 "Joint Account" means any account or accounts opened in accordance with the Accounting Procedure set forth in Exhibit II hereto.

1.23 "Eau Blanche Permits" means the four Type "B" permits and, if and when granted, the one Type "A" permit currently under application, all as more particularly described in Exhibit I hereto.





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
1.24  "Management Committee" means the committee provided for in Article 8.

1.25  "Manager" means the natural person or legal entity designated pursuant to
      Article 9 to manage Operations or any successor Manager.

1.26 "Mining" means extraction, production, transport, treatment or other processing of Products from Primary Deposits and includes marketing of Products.

1.27 "Mining Titles" means each of the individual titles to the Paul Isnard Concessions and the Eau Blanche Permits and "Mining Title" means any one of them.

1.28  "Net Proceeds" means the amount calculated in the manner described in
      Exhibit IV.

1.29 "Operation" means any Exploration, Development or Mining and other activities and their administration carried out in respect of a Property.

1.30 "Participant" means a natural person or legal entity who from time to time holds a Participating Interest in either of the Joint Ventures.

1.31 "Participating Interest" means the undivided portion or share of a Participant of the aggregate ownership interest in either of the Joint Ventures and its assets expressed as a percentage. A Participating Interest shall be calculated as a percentage to three decimal places and rounded to two, e.g. 30.519% rounded to 30.52%. Decimals of .005 or more shall be rounded up to .01 and decimals of less than .005 shall be rounded down.

1.32 "Parties" means collectively SOTRAPMAG, SGM, ASARCO, ASARCO GUYANE and LA SOURCE, and their representatives, successors and assigns.

1.33 "Paul lsnard Concessions" means the eight concessions in the Paul Isnard area more particularly identifed and described in Exhibit I.

1.34 "Primary Deposit" means a deposit of ores, minerals or mineral resources which is not an Alluvial Deposit.

1.35 "Products" means all metals, ores, minerals, concentrates and other mineral resources produced from the land covered by the Property.

1.36 "Program" means the description in writing and in reasonable detail of the Operations to be conducted and objectives to be accomplished on any of the Properties by a Manager for a six month period or any longer period.

1.37 "Property" means either of the Paul Isnard Concessions or the Eau Blanche Permits, as the context requires, except that if an election is made pursuant to Article 7.3 to combine the Paul Isnard Concessions and the Eau Blanche Permits then the "Property" means the Paul Isnard Concessions and the Eau Blanche Permits.





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1.38  Any legal entity is deemed to be another's "Subsidiary" if:

      (a)    it is directly or indirectly controlled by the other entity; or

      (b)    it is the Subsidiary of a Subsidiary of such other entity.

      A legal entity is presumed to be another's Subsidiary if the latter:

      (c) directly or indirectly holds 50% of its capital stock or voting rights;

      (d) directly or indirectly controls its management de facto or de jure; or is entitled to elect or appoint its executives.

1.39 "$" and "dollars" means dollar in the currency of the United States of America unless otherwise stated.

2.    PURPOSES

2.1 PURPOSES. The sole purpose of this Agreement is to (i) create two Joint Ventures, one covering the Paul-Isnard Property, and the other covering the Eau Blanche Property, (ii) set forth the terms under which Exploration, Development and Mining Operations shall be conducted in respect of the Paul-Isnard and Eau Blanche Properties or any additional properties acquired within the Area of Interest by the said Joint Ventures and to perform any other activity necessary, appropriate or incidental to any of the foregoing and (iii) set forth the terms upon which ASARCO shall earn a Participating Interest in either or both of said Joint Ventures.

2.2 LIMITED PURPOSES. Unless the Participants expressly agree otherwise, the only purpose of this Agreement is the attainment of the objectives in
      Article 2.1 above and nothing herein below shall be construed as extending the same.

3.    TERM

3.1   TERM.  The term of this Agreement shall be for an unlimited period.

4.    CONTRIBUTIONS

4.1 ASSETS TO BE PLACED AT THE DISPOSAL OF THE JOINT VENTURE. SOTRAPMAG shall place, upon execution of this Agreement, the Paul Isnard Concessions and the Eau Blanche Permits and all geological data relating thereto to which it has rights at the exclusive disposal of the applicable Joint Venture, for Exploration, Development and Mining, in accordance with the provisions hereof. As of the date hereof, SOTRAPMAG warrants and represents, except as disclosed in Exhibit I hereto, that each of the Mining Titles and all of the geological data are held by SOTRAPMAG (with the exception of the Type "A" permit which GUYANOR has under application) and that such rights are free from all claims and encumbrances or any other interests of a third party of any nature whatsoever which might have a material adverse effect on the rights of the Parties hereunder and that the Property is in good standing under the applicable laws and regulations. So long as either of the Joint Ventures remains in existence SOTRAPMAG agrees not to transfer all or part of the Mining Titles placed at the disposal of that Joint Venture without the prior written consent of all of the Participants in such Joint Venture. In the event of





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      withdrawal from either of the Joint Ventures by SOTRAPMAG, SOTRAPMAG agrees to take all steps necessary to transfer all or part of the Mining Titles relating to such Joint Venture to the remaining Participants at the request of such Participants.

      Subject to the provisions of Article 12 below:

      (a) SOTRAPMAG shall retain legal title to the Paul Isnard Concessions and the Eau Blanche Permits for the benefit of the applicable Joint Venture and nothing in this Agreement shall be construed as a conveyance or transfer of any of the Mining Titles to such Joint Venture or anyone else;

      (b) During the term of this Agreement each Joint Venture shall have the exclusive right to conduct Exploration, Development and Mining Operations on or in respect of Primary Deposits on its Properties, it being understood however that the Exploration, Development and Mining rights may in relation to a specific Primary Deposit be transferred in whole or in part as provided in Article 12.

4.2 FINANCING. Subject only to Articles 4.3 and 4.4, the Participants shall contribute to the financing of Exploration by contributing to the Adopted Program and Budget which has been adopted by a Joint Venture in proportion to their Participating Interests in such Joint Venture. Once the decision to commence Development and Mining in respect either of the Properties is taken in accordance with Article 12.2, financing of the Development and Mining shall be undertaken as described in Articles 7 and 12.

4.3 INITIAL SOTRAPMAG CONTRIBUTION. Prior to proportional contribution for Operations by LA SOURCE in accordance with its Participating Interest, SOTRAPMAG shall first have contributed one million United States dollars (U.S.$1,000,000) to the financing of the Adopted Programs and Budgets on either or both of the Joint Ventures. LA SOURCE acknowledges that said first U.S.$1,000,000 will be paid by SOTRAPMAG by way of the contributions of ASARCO under Article 7 towards earning 50% of SOTRAPMAG's Participating Interest as of the date of exercise of ASARCO's option, in either of the Joint Ventures. Thus, for example, once SOTRAPMAG has contributed or shall be deemed to have contributed through ASARCO $400,000 to the Paul-Isnard Joint Venture and $600,000 to the Eau Blanche Joint Venture, it shall have fulfilled its obligation under the terms of this Article.

4.4 PROPORTIONAL CONTRIBUTIONS. ASARCO's right and obligation to make proportional contributions that are required by either Joint Venture directly, and not indirectly through SOTRAPMAG, for such Joint Venture's Operations will begin after it has earned a Participating Interest equal to 50% of SOTRAPMAG's Participating Interest as of the date of exercise of ASARCO's option, in this Joint Venture through SOTRAPMAG as provided under Article 7 unless SOTRAPMAG has withdrawn from such Joint Venture prior to ASARCO's having earned its interest in such Joint Venture in which case (a) ASARCO shall have the option to immediately vest in a Participating Interest equal to 50% of SOTRAPMAG's Participating Interest, and (b) the remaining 50% of SOTRAPMAG's Participating Interest shall be transferred to ASARCO and LA SOURCE pursuant to Article 13.1. Unless the Participating Interests have been adjusted in accordance with the terms of this Agreement, LA SOURCE shall contribute 25% of the costs of Operations after SOTRAPMAG shall have first contributed U.S.$1,000,000 as aforesaid and the





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      contributions made by ASARCO pursuant to Article 7 to earn its
      Participating Interest will, until ASARCO has earned its Participating Interest, constitute the 75% percent contribution due from SOTRAPMAG.

5.    OPERATIONS

5.1 TWO PHASES. The Operations under this Agreement shall be undertaken in two phases. The initial phase shall consist of carrying out by each Joint Venture of Exploration Operations as described in Articles 6 through 11 including the completion of an Initial Feasibility Study for prospective Primary Deposits found on all or part of the Property of such Joint Venture.

      In the event a decision is taken by the Management Committee to proceed to the Development of a Mine, the second phase shall consist of the Mining of the Primary Deposits on the Property, according to the conditions set out in Article 12.

5.2 PARALLEL OPERATIONS. It is understood by the Parties that the different phases of Exploration, Development and Mining may be carried out in parallel on the Paul Isnard Concessions and the Eau Blanche Permits, with the Development and Mining of a Primary Deposit being started by a Joint Venture while Exploration by the Joint Venture continues for the discovery of other Primary Deposits on the same Property or for the purpose of increasing the reserves of active Primary Deposits.

                               EXPLORATION PHASE

6.  RELATIONS AMONG THE PARTIES AND THEIR PARTICIPATING INTERESTS

6.1 CREATION OF SOCIETES EN PARTICIPATION. For the purpose of the carrying out of the Operations in respect of the Paul Isnard Concessions, the Participants hereby establish a societe en participation bearing the name "Syndical Paul Isnard" governed by Articles 1871 and 1873 of the French Civil Code and by this Agreement. A societe en participation bearing the name "Syndical Eau Blanche", governed by Articles 1871 and 1873 of the French Civil Code and by this Agreement, is also established by the Participants in order to carry out the Operations in respect of the Eau Blanche Permits. Each Participant shall be responsible only for its own obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein. None of the Participants shall have any authority to act for or to assume any obligation or responsibility on behalf of any other Participant or to bind another Participant, with the exceptions of the powers attributed to the Manager under the terms of this Agreement. The rights, duties, obligations, and liabilities of the Participants shall be several and not joint or collective. Each Participant shall indemnify, defend, and hold harmless the other Participants, their directors, officers, and employees from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of liability (except if undertaken or assumed pursuant to the authority expressly granted herein or otherwise agreed in writing between the Participants) by the indemnifying Participant or any of its directors, officers, or employees, done or undertaken, or apparently done or undertaken, on behalf of the other Participants, with the exception of the prerogatives granted to the Manager if exercised in the context of his mandate.

6.2 NO PARTNERSHIP. The Participants agree that it is not their intent to create a partnership, and nothing contained in this Agreement shall be deemed to cause either one of the Participants to be considered the partner of the other, as such terms are defined in US law.





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
6.3 TAX PARTNERSHIP. Without changing the effect of Article 6.2, the Participants agree that, to the extent permitted under applicable laws, their relationship shall be treated as a tax partnership having the same effect for tax purposes as if their relationship constituted a tax partnership within the meaning of Section 76(a) of the United States Internal Revenue Code of 1954, as amended. Tax elections and allocations shall be made in a manner to carry out this intent. The Manager shall be the Tax Matters Partners who shall file, after approval of the Management Committee any tax returns or forms required.

6.4 MANAGEMENT. Each Joint Venture shall be managed and administered by its Manager who is appointed pursuant to Article 9.1. The Manager shall contract in its own name and shall be the only Participant known to third parties. The Participants in a Joint Venture shall disclose their Joint Venture to third parties only to the extent required to fulfill contractual or legal requirements (including securities requirements and stock exchange regulations applicable to the Participants).

6.5 ASSETS PLACED AT DISPOSAL OF JOINT VENTURE. The Participants in a Joint Venture agree that the Assets, including the Mining Titles, concessions and permits, contributed to or put at the disposal of such Joint Venture by the Participants will continue to be owned exclusively by the Participant holding legal title thereto. Only Assets acquired for the account of a Joint Venture by the Manager or by a Participant in one of the Joint Ventures if one or more Participants are duly qualified to make acquisitions (see Article 8.2) will be deemed held as indivisible property ("en indivision") by the Participants to the Joint Venture, provided, however, that ASARCO shall be deemed not to hold legal title to any Assets acquired for the account of a Joint Venture until and after ASARCO has earned its Participating Interest in such Joint Venture.

6.6 INITIAL PARTICIPATING INTERESTS. The Initial Participating Interests in each of the Joint Ventures as of the Effective Date are fixed at:

      -      SOTRAPMAG:              75.0%
      -      ASARCO:                    0%
      -      LA SOURCE:              25.0%

      Nevertheless, until an Initial Feasibility Study relating to a Property has been completed and ASARCO has earned its Participating Interest in the Joint Venture relating to such Property in accordance with Article 7, ASARCO shall have the right to participate in the management of such Joint Venture and its representatives on the Management Committee of such Joint Venture shall be deemed to have voting rights equivalent to half of SOTRAPMAG's Participating Interest in such Joint Venture as of the date of the applicable vote.

      These percentages, subject to adjustments that may be made periodically as provided elsewhere in this Agreement, represent all of the rights and obligations of the Participants in either Joint Venture established pursuant to this Agreement.

6.7 OTHER ADJUSTMENTS. The Participating Interests fixed in Article 6 for each of the Joint Ventures, will be adjusted periodically as provided in Articles 6.7, 6.8, and 6.9 provided however that until ASARCO shall have earned a Participating Interest in a Joint Venture pursuant to Article 7, its voting rights under Article 6.6 shall be adjusted periodically to be equal to 50% of





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
      SOTRAPMAG's Participating Interest in such Joint Venture, as adjusted from time to time as between SOTRAPMAG and LA SOURCE.

6.8 Voluntary Reduction of an Interest. It is understood that until ASARCO has earned its Participating Interest in a Joint Venture pursuant to
      Article 7, (i) contributions to such Joint Venture's Adopted Programs and Budgets are the obligations of SOTRAPMAG and LA SOURCE in accordance with their Initial Participating Interests in such Joint Venture set out in
      Article 6.6 and (ii) the payments made by ASARCO pursuant to Article 7 before it earns its Participating Interest in such Joint Venture are payments made to satisfy or reimburse SOTRAPMAG's said contribution obligations. After ASARCO has earned its Participating Interest in such Joint Venture in accordance with Article 7, contributions shall be required to be made by the Participants in such Joint Venture in accordance with their Participating Interests in such Joint Venture, as they may have been or will be adjusted from time to time in accordance with this Agreement.

      Calculations of adjustments of Participating Interests for each Joint Venture upon voluntary reductions shall be as follows:

      A. During the period beginning on the Effective Date and ending on the date (the "Vesting Date") when ASARCO has earned its Participating Interest in a Joint Venture in accordance with
             Article 7, if a Participant in such Joint Venture voluntarily limits the amount of its contribution to the financing of an Adopted Program and Budget in such Joint Venture by:

             (a) electing to contribute less than an amount proportional to its Interest in such Joint Venture; or

             (b)   electing not to contribute thereto;

             the amount of its Participating Interest in such Joint Venture shall be adjusted by use of a fraction the numerator of which is the sum of (i) its Original Contribution in such Joint Venture (as defined below), (ii) the sum of all of its contributions ("Program Contributions") to preceding Adopted Programs and Budgets in such Joint Venture between the Effective Date and the date on which such Participant chooses to voluntarily limit the amount of its contribution, and (iii) its partial contribution if any to the current Adopted Program and Budget in such Joint Venture, and the denominator of which is the sum of (i), (ii) and (iii) for all the Participants in such Joint Venture.

      The result of such fraction shall be such Participant's new Participating Interest in such Joint Venture and the balance shall be the Participating Interest in such Joint Venture of the other Participant in such Joint Venture who did not make any such election.

      For the purpose of calculating adjustments of Participating Interests in such Joint Venture as between SOTRAPMAG's initial 75% Participating Interest in such Joint Venture and LA SOURCE's initial 25% Participating Interest in such Joint Venture under Article 6.6 prior to the Vesting Date, the Original Contribution of SOTRAPMAG to such Joint Venture, after SOTRAPMAG has contributed the first U.S.$1,000,000 referred to in Article 4.3, shall be equal to the portion of the first U.S.$1,000,000 contributed by SOTRAPMAG to such Joint Venture and the Original Contribution of LA SOURCE to such Joint Venture shall be one third of SOTRAPMAG's contribution

      B. After ASARCO has earned its Participating Interest in such Joint Venture the formula for calculating the adjustments of Participating Interests in clause A above shall continue to apply but Original Contributions and Program Contributions shall be revised for the purposes of that formula as of ASARCO's Vesting Date for such Joint Venture as follows:

             (a) the Original Contribution of LA SOURCE on and from ASARCO's Vesting Date with respect to such Joint Venture shall be deemed to be the aggregate of its Original Contribution to such Joint Venture in accordance with clause A plus the sum of all of its Contributions to Adopted Programs and Budgets between the Effective Date and ASARCO's Vesting Date for such Joint Venture. The Original Contributions of each of ASARCO and SOTRAPMAG to such Joint Venture as of ASARCO's Vesting Date for such Joint Venture shall be deemed to be one-half of the amount that is the aggregate of (i) the amount of SOTRAPMAG's Original Contribution to such Joint Venture under clause A and (ii) the sum of all of SOTRAPMAG's Program Contributions to such Joint Venture since the Effective Date and up to ASARCO's Vesting Date for such Joint Venture (it being acknowledged that such contributions may have been fully funded by SOTRAPMAG pursuant to Article 7);

             (b) Contributions to Adopted Programs and Budgets on and from ASARCO's Vesting Date for such Joint Venture shall in respect of each Participant be the sum of its contributions to preceding Adopted Programs and Budgets between ASARCO's Vesting Date for such Joint Venture and the date of the calculation of the adjustment of such Joint Venture's Participating Interests. It is acknowledged that the Exploration Expenditures which ASARCO pays or reimburses to SOTRAPMAG pursuant to Article 7.2(a) shall not be Original Contributions or Contributions to a Joint Venture's Adopted Program and Budget for the purpose of calculating its Participating Interest in such Joint Venture and adjustments thereto.

      After ASARCO's Vesting Date for such Joint Venture, additional contributions of ASARCO under Article 7, including contributions of Holdover Amounts, shall be deemed to be contributions to such Joint Venture's Adopted Programs and Budgets by ASARCO and SOTRAPMAG in the proportions between them that, at the time of contribution, their respective Participating Interests in such Joint Venture are of the aggregate of their Participating Interests. In the event ASARCO exercises its right to combine both Joint Ventures into a single Joint Venture pursuant to Article 7.3, the Participating Interests of the Participants in the unified Joint Venture so created shall be calculated on the basis of the Contributions made to date by the Participants in the Paul Isnard and Eau Blanche Joint Ventures including the Original Contributions deemed made pursuant to Article 6.8 (a).

6.9 DEFAULT IN MAKING CONTRIBUTIONS. If a Participant defaults in making a contribution or cash call required by an Adopted Program and Budget of a Joint Venture after having elected to so contribute, the non-defaulting Participant in such Joint Venture may advance the defaulted contribution on behalf of the defaulting Participant in such Joint Venture and treat the same, together with any accrued interest, as a demand loan bearing interest from the date of the advance at the rate provided in Article
      11.3. If there is more than one non-defaulting Participant and all non-defaulting Participants wish to advance defaulted contributions on behalf of the defaulting Participant or Participants, the non-defaulting Participants shall agree between themselves as to the amounts each of them shall advance to the defaulting Participant or defaulting Participants. The failure to repay any such loan upon demand shall be a default. Each Participant hereby grants to the other a lien upon its share of Products or Net Proceeds of such Joint Venture to secure any loan made hereunder, including interest thereon, attorney's fees, and all other reasonable costs and expenses incurred in enforcing such lien or security interest, or both. Each Participant hereby irrevocably appoints the other its attorney-in-fact to execute, file, and record all instruments necessary to perfect or effectuate the above provisions of this Article 6.9.

      The Participants acknowledge that if a Participant defaults in making a contribution after making an election to contribute pursuant to Article 10.5, or a cash call, or in repaying a loan, as required hereunder, it will be difficult to measure the damages resulting from such default. In the event such default is not cured within ninety (90) days, as reasonable liquidated damages, the defaulting Participant shall be deemed to have withdrawn from such Joint Venture and shall transfer to the non-defaulting Participant its Participating Interest in such Joint Venture and Mining Titles, provided, however, the defaulting Participant shall thereupon be entitled to one percent (1%) of Net Proceeds of such Joint Venture for every ten percent (10%) of Participating Interest in such Joint Venture so transferred.

6.10 ELIMINATION OF A MINORITY PARTICIPANT. Pursuant to Article 6.8, if a Participant's Interest in a Joint Venture falls below ten percent (10%), it shall be deemed to have withdrawn from such Joint Venture. Consequently, in consideration of payment of the nominal sum of one French Franc, such withdrawing Participant shall lose all of the rights appurtenant to its Participating Interest, which shall be divided among the other Participants in proportion to their respective Participating Interests in such Joint Venture on the date of elimination of the minority Participant in such Joint Venture. In such event, the withdrawn Participant shall however retain the right to two point five percent (2.5%) of the Net Proceeds of such Joint Venture.

7.    CONTRIBUTIONS BY ASARCO TO EARN ITS PARTICIPATING INTERESTS

7.1   ASARCO'S OPTIONS.  SOTRAPMAG hereby grants to ASARCO, subject to Articles
      7.2 and 7.3 below, the irrevocable right and option to earn a Participating Interest in each of the Joint Ventures (equal to 50% of SOTRAPMAG's Participating Interest as of the date of the exercise of ASARCO's option in each such Joint Venture) by delivering to SOTRAPMAG and the Management Committee of each such Joint Venture an Initial Feasibility Study (on the Property relating to such Joint Venture) based upon Operations on such Property to which ASARCO has contributed in accordance with Article 7.2., provided that such Initial Feasibility Study is delivered within five years of the Effective Date (subject to any extensions of time available pursuant to the terms of this Agreement). It is acknowledged that such contributions by ASARCO will satisfy the contributions otherwise required to be made by SOTRAPMAG in accordance with its Participating Interest of 75% (unless the Participating Interests have been adjusted in accordance with this Agreement) of the amounts required under Adopted Programs and Budgets of such Joint Venture from time to time, pursuant to Article 4.2. Subject to Article 4.3, the remaining 25% (unless the Participating Interests have been adjusted in accordance with this Agreement) are to be contributed by LA SOURCE.

7.2 PARTICULARS OF CONTRIBUTIONS BY ASARCO. ASARCO, in order to maintain its option and earn a Participating Interest in a Joint Venture equal to 50% of SOTRAPMAG's Participating Interest in such Joint Venture, shall do and be responsible for the following:

      (a) Until the earlier of (i) the adoption by the Management Committee of the first Adopted Program and Budget for Exploration on the Property of such Joint Venture or (ii) ASARCO's withdrawal pursuant to Article 7.5, ASARCO shall pay to SOTRAPMAG and its Affiliates all Exploration Expenditures incurred by them after January 1, 1995 in connection with the Property of such Joint Venture (except for the costs of acquiring the Mining Titles of such Joint Venture), provided that SOTRAPMAG or its Affiliates shall, at the request of ASARCO, provide a statement of receipts and other documentary evidence as may be reasonable to confirm such Expenditures. Such payment shall be deducted from ASARCO's funding obligation under Article 7.2(d)(v) for such Joint Venture and, to the extent applicable, from any Holdover Amount as set forth in Article 7.3 and 7.4 for such Joint Venture.

      (b) After the Management Committee of such Joint Venture has adopted its first Adopted Program and Budget, pay to SOTRAPMAG or as SOTRAPMAG directs, SOTRAPMAG's share of all Expenditures to complete Exploration as provided for in the Adopted Programs and Budgets of such Joint Venture and such other expenses as are approved by the Management Committee of such Joint Venture, including the cost of the Initial Feasibility Study on the Property of such Joint Venture, but subject to the provisions of this Article.

      (c) With respect to such Joint Venture's Mining Titles, pay to or on behalf of SOTRAPMAG or at SOTRAPMAG's request and direction, whenever the same became due, all amounts required to be paid by SOTRAPMAG or for which SOTRAPMAG is responsible under the terms of the applicable Mining Titles for such Joint Venture or otherwise as required by law to maintain the Mining Titles in good standing and free of defaults (subject to abandonment by mutual agreement of the Participants in the Joint Venture) and generally be responsible to fund all payments required for a Joint Venture's Mining Titles however designated, except for payments to BRGM by GUYANOR pursuant to the BRGM Agreement.

      (d) In particular, pay SOTRAPMAG pursuant to sections (b) and (c) above, and in accordance with the Adopted Programs and Budgets of such Joint Venture, the following minimum amounts:

             (i)   $500,000 during the first year after the Effective Date;
             (ii) an additional $1,000,000 during the second year after the Effective Date;
             (iii) an additional $1,500,000 during the third year after the Effective Date;
             (iv) an additional $2,000,000 on or before the fourth anniversary after the Effective Date; and
             (v) an additional $5,000,000 on or before the fifth anniversary after the Effective Date less any payment made pursuant to
                   Article 7.2(a).

      (e) During the first three years after the Effective Date, ASARCO shall pay or incur the minimum provided for above irrespective of previous Expenditures (i.e. no amount may be carried forward during the first three years). In years four and five, Expenditures made in previous years in excess of the minimum for such previous years with respect to the Property of such Joint Venture shall be credited against the required minimum payments for years four and five.

      (f) The said Expenditures, whether paid or incurred by ASARCO, during the Initial Period, shall be made in accordance with Adopted Programs and Budgets for the applicable Joint Venture pursuant to
             Article 10.4 of this Agreement. Any failure to expend the full minimum amount specified in Article 7.2(d) above for any of the above years as aforesaid through no fault of ASARCO (for example, by reason of insufficient staff, equipment or supplies to carry out an Adopted Program and Budget of the applicable Joint Venture, or Force Majeure interfering therewith, or otherwise) shall not have any consequences on the rights of ASARCO hereunder and any amounts not so expended shall be added to the required Expenditure amount for the following year. In the event the fifth year's minimum Expenditures are not expended in the fifth year through no fault of ASARCO, the period during which ASARCO may exercise its option to earn a Participating Interest in such Joint Venture will be extended to a sixth year to complete such Expenditures and Initial Feasibility Study on the Property of such Joint Venture.

      (g) Subject to Article 7.3, if and when an Initial Feasibility Study has been delivered to SOTRAPMAG and the Management Committee, together with a written notice (the "Notice of Vesting") from ASARCO that it wishes to exercise its option and be vested with 50% of SOTRAPMAG's Participating Interest in a Joint Venture, ASARCO shall be deemed to be vested with a Participating Interest in such Joint Venture equal to 50% of SOTRAPMAG's Participating Interest in such Joint Venture as of that date.

7.3 ASARCO's Election on First Feasibility Study. Upon delivery of an Initial Feasibility Study on one of the Properties and of the Notice of Vesting to SOTRAPMAG and the Management Committee of the Joint Venture for such Property (such Initial Feasibility Study shall be designated for purposes of this Agreement as the "First Feasibility Study"), ASARCO shall have the right but not the obligation, as long as its options to earn Participating Interests in both Joint Ventures have not terminated and within 180 days after delivery of such Initial Feasibility Study, to elect by notice in writing to the other Parties to either (I) combine the Paul Isnard Concessions and the Eau Blanche Permits into a single Joint Venture, or (II) to hold them separately in independent joint ventures (societes en participation).

      (I) If ASARCO combines the Paul Isnard Concessions and the Eau Blanche Permits as one Joint Venture then ASARCO's Participating Interest shall be vested in respect of the entire Property which shall include the Paul Isnard Concessions and the Eau Blanche Permits, and if the amount of the aggregate Expenditures incurred on the Properties relating to Adopted Programs and Budgets of the two Joint Ventures (including the costs of completing the First Feasibility Study) is less than U.S.$20,000,000, SOTRAPMAG shall have no obligation to contribute to the Adopted Programs and Budgets of the new Joint Venture resulting from the merger of the Paul Isnard and Eau Blanche Joint Ventures until ASARCO has contributed to the Joint Venture an amount (the "Holdover Amount") equal to the difference between U.S.$20,000,000 and the aggregate amount of such Expenditures incurred by the two Joint Ventures.

      (II) If ASARCO elects not to combine the Properties into one Joint Venture and the Expenditures corresponding to the completion of the Initial Feasibility Study on the Property of the Joint Venture for which such Initial Feasibility Study was completed are less than

      U.S.$10,000,000, SOTRAPMAG will have no obligations to contribute to the Expenditures for such Joint Venture until ASARCO shall have contributed an amount (the "Holdover Amount") equal to the difference between U.S.$10,000,000 and said aggregate Expenditures.

      ASARCO's obligations under Article 7.2(d) to pay or incur Expenditures with respect to a Joint Venture, shall be suspended at ASARCO's option, during the time required to complete an Initial Feasibility Study on the Property of such Joint Venture but such suspension shall not, under any circumstances, exceed a total of six (6) months from the time such Initial Feasibility Study was commissioned. In the event such Initial Feasibility Study has not been completed and ASARCO has commissioned the preparation of such Initial Feasibility Study by the fifth anniversary of the Effective Date, then the time for completing such Initial Feasibility Study will be extended for six months to allow it to be completed.

7.4 PAYMENT OF HOLDOVER AMOUNTS. After the completion of an Initial Feasibility Study on a Property, the monies required to carry out Adopted Programs and Budgets for Exploration, Development or Mining on such Property shall be provided by the Participants in the proportions of their Participating Interests in the Joint Venture related to such Property save and except that if there shall be a Holdover Amount as described in Article 7.3, such amount shall be first contributed by ASARCO alone on behalf of ASARCO and SOTRAPMAG to carry out the Adopted Programs and Budgets until the Holdover Amount has been fully paid. Thereafter, contributions shall be made by ASARCO and SOTRAPMAG in the proportions of their Participating Interests in such Joint Venture. For the purpose of accounting and allocating the Holdover Amounts as between SOTRAPMAG and ASARCO, contributions of Holdover Amounts by ASARCO shall be deemed to have been contributed, and be allocated between SOTRAPMAG and ASARCO, pro rata in the same proportions as their respective Participating Interests are of the aggregate Participating Interests in such Joint Venture.

      If ASARCO fails to make any Holdover Amount Expenditures as provided herein and fails to cure such failure within thirty (30) days of the receipt of the notice provided for in Article 7.5 hereof, ASARCO shall be deemed to have withdrawn from the Joint Venture for which the Holdover Amount was payable and to have forfeited its rights in respect of such Joint Venture and to be divested of its Participating Interest in such Joint Venture and its Mining Titles and shall be deemed to have transferred such interests to SOTRAPMAG for FRF 1.00.

7.5 WITHDRAWAL BY ASARCO. ASARCO may withdraw at any time from a Joint Venture and terminate its right to vest its Participating Interest in such Joint Venture after the first six months from the Effective Date by giving a written notice of withdrawal to SOTRAPMAG and LA SOURCE (the "Withdrawal Notice") at least 90 days prior to the end of the Budget period for such Joint Venture in progress that specifies the date on which ASARCO's withdrawal is to be effective (the "Withdrawal Date") which Withdrawal Date shall be not more than 30 days after the end of such Budget period. On the Withdrawal Date, ASARCO's current obligations and right to vest its Participating Interest in such Joint Venture under
      Article 7.2 herein shall be at an end save and except that ASARCO shall remain obligated to complete the funding of the Adopted Program and Budget for the Budget Period in progress when the Withdrawal Notice was given and shall remain obligated in respect of reclamation as stated in
      Article 7.7.

      Notwithstanding the giving of a Withdrawal Notice, ASARCO shall have the option, exercisable by notice in writing given during the period between the end of the Adopted Program and Budget Period in progress when the Withdrawal Notice was given and the Withdrawal Date, to elect to rejoin, without penalty, such Joint Venture and remain a party to the Joint Venture Agreement, which option may be exercised by written notification to SOTRAPMAG and LA SOURCE from ASARCO.

      As of the receipt by SOTRAPMAG and LA SOURCE of ASARCO's Withdrawal Notice with regard to a Joint Venture, SOTRAPMAG shall be free to search for a new Participant to replace ASARCO in such Joint Venture, provided, however, that in view of the preceding option granted to ASARCO to retain an interest in such Joint Venture, SOTRAPMAG shall not have the right to definitively commit itself or the Joint Venture to grant to such new Participant any rights to, or in, such Joint Venture until after the Withdrawal Date and ASARCO's option under this Article 7.5 has lapsed.

7.6 TERMINATION OF ASARCO'S OPTION. If ASARCO (i) fails, other than with the written consent of SOTRAPMAG, to fund when due all or any part of any Adopted Program and Budget of a Joint Venture or to fulfill ASARCO's Exploration Expenditure Requirement (whether or not an Adopted Program and Budget was adopted) before its Participating Interest in such Joint Venture has vested, or (ii) fails, other than with the written consent of SOTRAPMAG in any event to complete an Initial Feasibility Study on a Property of such Joint Venture within the time required by this Agreement (or within such lesser or greater period as ASARCO and SOTRAPMAG may by further written agreement fix) and if ASARCO shall fail to cure any such default within 30 days of the giving of written notice by SOTRAPMAG to ASARCO describing the default and requesting that ASARCO remedy the default, ASARCO's right and option to acquire a Participating Interest in such Joint Venture, the existence of which was conditioned on the completion of an Initial Feasibility Study on a Property of such Joint Venture and all rights in respect of such Participating Interest in such Joint Venture shall, after expiration of this 30 day period, be terminated, provided that ASARCO shall nevertheless remain obligated and indebted to SOTRAPMAG and such Joint Venture for the amount of the funding required to complete such Adopted Program and Budget for the Property within which the termination date occurs, and ASARCO shall be obligated in respect of reclamation as stated in Article 7.7.

7.7 RECLAMATION COSTS. Whenever ASARCO has defaulted during the Initial Period as stipulated in Article 7.6 above, in addition to any obligation of ASARCO to complete the funding for the current Adopted Program and Budget of such Joint Venture as provided in Article 7.5, ASARCO shall, if the Property of such Joint Venture is thereupon or within one year thereafter abandoned or surrendered due to ASARCO's default, pay 75% of the costs of all remediation and reclamation work in relation to the work funded by ASARCO on the Property of such Joint Venture, from the Effective Date up to the time of the termination of ASARCO's option with respect to such Property, that is required pursuant to the Mining Rights by any Government or Regulatory Authority or otherwise under applicable law, except to the extent such reclamation costs are generated by SOTRAPMAG's willful misconduct or gross negligence. An independent contractor acting for the account of ASARCO will be appointed by the Participants of such Joint Venture and will prepare a report on the status of the work performed on the Property of such Joint Venture up to the date of such termination. This report will bind ASARCO and SOTRAPMAG.

8.    MANAGEMENT COMMITTEE

8.1 ORGANIZATION OF MANAGEMENT COMMITTEE. Upon the Effective Date of this Agreement, a Management Committee shall be established for each Joint Venture to determine overall policies, objectives and procedures and methods of Operations of each of the Joint Ventures, subject to the authority granted to the Manager.

      Each Management Committee shall be composed of one representative of each Participant. Each Participant will notify the other in writing of the name of its representative within thirty (30) days from the Effective Date of the present Agreement. Each Participant will have the right to replace the representative at any moment by advising the other Participants in writing, and will have the right to have their representative be assisted during meetings of the Management Committee by such other persons as they shall choose.

      Each representative of a Participant on the Management Committee shall have one vote for each 1% Participating Interest of the Participant it represents in each Joint Venture. However, from the Effective Date until ASARCO has earned its Participating Interest in such Joint Venture as provided in Article 7 above, ASARCO's representative on the Management Committee of such Joint Venture shall be entitled to vote and take part in all the meetings of the Management Committee, with a voting interest equal to 50% of SOTRAPMAG's Participating Interest in such Joint Venture at the time of the vote.

8.2 AUTHORITY OF MANAGEMENT COMMITTEE. The Management Committee of a Joint Venture alone is authorized to adopt the Programs and Budgets relating to the Operations on the Property of such Joint Venture.

      The Management Committee is also alone empowered to authorize its Manager or a Participant to acquire any Assets on behalf and for the account of the Joint Venture.

      More generally, the Management Committee of a Joint Venture oversees the administration and management of a Joint Venture by its Manager and has for this purpose the broadest powers to take action in keeping with the object of the Agreement.

      The Manager of a Joint Venture shall attend every meeting of the Management Committee of such Joint Venture, at which it shall submit an operations report on the Properly of such Joint Venture.

8.3 DECISIONS OF MANAGEMENT COMMITTEE. Except as otherwise delegated to its Manager in Article 9.2, the Management Committee of a Joint Venture shall have exclusive authority to determine all management matters related to such Joint Venture.

      All decisions of a Joint Venture's Management Committee are made by a 66 2/3% majority vote, except that the following decisions may only be made unanimously:

      (a)    amendments of the Joint Venture's operating rules,

      (b) abandonment of a Mining Title placed at the disposal of such Joint Venture.

      (c) pledge, mortgage or give a security interest in the Assets owned by or placed at the disposal of such Joint Venture to a banking or other institution as security for financing,

      (d) sale or disposal of all or part of the Assets owned or placed at the disposal of the Joint Venture with a value in excess of 100,000 U.S. Dollars, and sale or disposal of the Property of such Joint Venture,

      (e)    dissolution or liquidation of the Joint Venture.

      (f) approval of a Program and Budget for the Joint Venture; however, in the event that a Program and Budget proposed by the Manager (the "Manager's Program and Budget") should not be approved by a unanimous vote, the Participants shall have a period of thirty
             (30) days to review the proposals made by the dissenting Participant(s) and to propose a new Program and Budget. The Participants will exert their best efforts in good faith to take into account the comments and proposals made by the dissenting Participant(s); however, the Participants shall in no event be obligated to modify the Manager's Program and Budget in a manner which the majority of the Participants reasonably determines to be counter to the goals of the Manager's Program and Budget. The new Program and Budget will be approved by a majority vote (more than 50%) of the Participants and any Participant voting against its approval shall have the right to choose to not contribute to it, which would entail a reduction of that Participant's Participating Interest in such Joint Venture pursuant to the terms of this Agreement.

      The Manager appointed as provided in Article 9 shall be responsible for executing the Management's Committee's decisions and shall comply therewith.

8.4 MEETINGS, MAIL VOTES, MINUTES AND RESOLUTIONS. The Management Committee's members shall consult as often as necessary and at least twice a year on the Manager's initiative to approve the Programs and corresponding Budgets, as provided in Article 10.4 below, as well as to discuss such other matters as are placed on the agenda by a Participant.

      The Management Committee may meet on call by one of its members or by the Manager and on 15 days written notice to the Management Committee's members. In case of emergency, 48 hours' notice may be given. If all the Participants so agree, a meeting may be validly held instanter on oral call or by telephone conference calls, if such meeting is confirmed in writing by all of the Participants. The Participants' agreement shall then be entered in the minutes of the meeting.

      The person calling a meeting of the Management Committee sets the agenda of the meeting. The notice specifies the date, place and agenda of the meeting.

      The decisions are made at actual meetings (in person or by telephone conference) or by written resolutions signed by all of the members. All decisions of the Management Committees must be expressed in minutes.

      The Management Committee may meet in Cayenne or any other place agreed on by all of the Participants. Business may be transacted at a Management Committee meeting if the representatives of two Participants are present but in any event the representative(s) of a Participant holding a voting interest of 37.5% or more must be present.

      At the close of every meeting, whether held in person or by phone, the Manager shall prepare minutes, or have minutes prepared, and serve them on the Participants within 30 days.

      Each Participant shall have 15 days from receipt of the minutes to request amendments or enter reservations. Its amendment shall be made or, if not made, the request for such amendment shall be mentioned in the minutes. The minutes shall also mention all of the Participants' reservations.

      The minutes so supplemented or amended by the Manager shall be the definitive minutes containing the decisions officially made.

      All expenses relating to participation in Management Committee meetings, including travel expenses, shall be for the account of the Participants.

9.    THE MANAGER

9.1 APPOINTMENT. SOTRAPMAG or an Affiliate and/or a natural person or legal entity designated by SOTRAPMAG shall be appointed the initial Manager of each Joint Venture with authority on behalf of the Participants and the Management Committee of such Joint Venture to manage Exploration Operations and to otherwise fulfill the specific duties herein delegated to the Manager and generally to attend the implementation of the Adopted Programs and Budgets of the Management Committee. The Manager shall be deemed an independent contractor and not an employee.

      Upon the completion of an Initial Feasibility Study on a Property of a Joint Venture, the Participant with the greatest Participating Interest in such Joint Venture shall have the right to become Manager by giving a notice in writing to that effect to the Management Committee of such Joint Venture, provided however that as between SOTRAPMAG and ASARCO, if their Participating Interests in such Joint Venture are equal, ASARCO shall be deemed to have the greatest Participating Interest for the purpose of settling which of them has the right to become Manager of such Joint Venture. If upon the completion of an Initial Feasibility Study ASARCO is entitled to become Manager of such Joint Venture and gives required notice then SOTRAPMAG shall be deemed to have resigned as Manager of such Joint Venture and ASARCO shall be deemed to have been appointed as Manager of such Joint Venture on the 30th day following the giving of such notice by ASARCO. ASARCO will thereafter be Manager until such time as it shall actually have resigned or shall be deemed to have resigned or until its Participating Interest shall no longer be or be deemed to be, the greatest Participating Interest in such Joint Venture.

9.2 POWERS AND DUTIES OF MANAGER. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties which shall be discharged in accordance with Adopted Programs and
      Budgets:

      (a) The Manager shall manage, direct and control Exploration Operations, including the drafting of Programs and Budgets to be submitted to the Management Committee for approval.

      (b) The Manager shall implement the decisions of the Management Committee, shall make all Expenditures necessary to carry out Adopted Programs and Budgets, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

      (c) The Manager shall: (i) acquire all material, supplies, equipment, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances; (ii) obtain water supplies; (iii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iv) keep the Assets free and clear of all liens and encumbrances, except for those existing at the time of, or created concurrently with, the acquisition of such Assets, or mechanics' or materialmen's liens which shall be released or discharged in a diligent manner, or liens and encumbrances specifically approved by the Management Committee.

      (d) The Manager shall conduct such title examinations and cure such Mining Title defects as may be necessary or useful in the judgment of the Manager.

      (e) The Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts, and other agreements related to the Assets; (ii) pay all taxes, assessments, and like charges on Operations and Assets except taxes determined or measured by a Participant's sales revenue or net income. If authorized by the Management Committee, the Manager shall have the right to contest, in the courts or otherwise, the validity or amount of taxes, assessments, or charges if the Manager deems same to be unlawful, unjust, unequal, or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment, or equalization thereof before the Manager shall be required to pay same, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the non- payment of any taxes, assessments, or like charges; and (iii) shall do all other acts reasonably necessary to maintain the Assets.

      (f) The Manager shall: (i) apply for all necessary permits, licenses, and approvals, (ii) comply with all applicable laws and regulations, (iii) promptly notify the Management Committee of any allegations of substantial violation thereof and (iv) prepare and file all reports or notices required for Operations. Even though the Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager's good faith efforts to comply with the laws and regulations in force, the Manager must remedy such violation through performance or payment of fines and penalties on behalf of the Joint Venture.

      (g) The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Participants shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The non-managing Participants shall approve in advance any settlement involving in excess of One Hundred Thousand Dollars ($100,000.00) in cash or value.

      (h) The Manager shall provide insurance for the benefit of the Participants as provided in Exhibit II.

      (i) The Manager may dispose of Assets owned by the Joint Venture, whether by abandonment, surrender or Transfer in the ordinary course of business. However, without prior authorization from the Management Committee, the Manager shall not: (i) dispose of Assets in any one transaction having a value in excess of One Hundred Thousand Dollars

             ($100,000.00); (ii) begin a liquidation of the Joint Venture; or
             (iii) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Venture.

      (j) The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates, or independent contractors.

      (k) The Manager shall keep and maintain in US dollars and in French Francs all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry.

      (l) The Manager shall keep the Management Committee advised of all operations by submitting in writing to the Management Committee:
             (i) within 15 days of the end of each month, monthly progress reports which include statements of Expenditures and comparisons of such Expenditures to the Adopted Program and Budget and which shall include a summary of work completed and data acquired: (ii) copies of reports concerning Operations, and (iii) such other reports as the Management Committee may reasonably request. At all reasonable time the Manager shall provide the Management Committee or the representative of any Participant, upon the request of any member of the Management Committee, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, Operations, technical, accounting, and financial records, and other information acquired in Operations. In addition, the Manager shall allow the non-managing Participants, at Participants' sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Participant does not unreasonably interfere with Operations.

      (m) The Manager shall undertake any necessary or useful action to implement the foregoing provisions.

      The Manager shall not be in default of its obligations if its inability to perform results from the failure of the non-managing Participant to perform acts or to contribute amounts required of it by this Agreement.

9.3 STANDARD OF CARE. The Manager shall conduct all Operations in a good, workmanlike, and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts, and other agreements pertaining to the Assets. The Manager shall not be liable to the non-managing Participants for any act or omission resulting in damage or loss to the Joint Venture except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence.

9.4 RESIGNATION OF THE MANAGER. The Manager of a Joint Venture may resign by notice given to the Management Committee and the Participants of such Joint Venture at least ninety (90) days prior to the effective date of the resignation. If the Manager is a Participant who elects pursuant to
      Article 10.5 to contribute less than its Participating Interest to an Adopted Program and Budget, such Participant shall resign as Manager with effect at the end of the Program and Budget period during which such Participant makes such election and, if there is only one other Participant at such date, that other Participant shall thereupon become Manager or at its option appoint the successor Manager. Otherwise, upon resignation of the Manager, the Management Committee of each Joint Venture shall appoint a successor Manager.

9.5 DEEMED RESIGNATION OR OFFER TO RESIGN. If a Manager is a Participant and there is only one other Participant, the Manager shall be deemed to have resigned as Manager on the occurrence, in respect of the Manager, or any of the events or circumstances that are set out in the following clauses,
      (a) to (e) inclusive. If there are at least two Participants other than the Manager, the Manager shall be deemed to have tendered its resignation as Manager to the Management Committee on the occurrence, in respect of the Manager, of any of the following events or circumstances set out in the following clauses (a) to (e) inclusive:

      (a) if the Manager is a Participant in the Joint Venture and its Participating Interest in the Joint Venture becomes less than any of the other Participants; or

      (b) the Manager commits a breach of this Agreement, which breach materially and adversely affects the business of the Venture for which it serves as Manager and, after being notified of the breach by the Management Committee or any Participant in such Joint Venture, the Manager does not remedy the breach within thirty (30) days of such notification; or

      (c) the Manager fails to pay or contest in good faith bills and invoices received with respect to Operations of the Joint Venture within sixty (60) days after they are due; or

      (d) except as set forth in Schedule 9.5 hereto, the Manager becomes insolvent, commits an act of bankruptcy, makes an assignment for the benefit of its creditors or makes a proposal, application or petition under any applicable bankruptcy law or legislation, or a receiver, receiver-manager, trustee, liquidator or person having similar powers is appointed with respect to the Manager or any substantial part of the Manager's property; or

      (e) entry is made against the Manager of a judgment, decree or order for relief affecting a substantial part of its property by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or similar law in any jurisdiction.

      Subject to Article 9.1 the Management Committee of a Joint Venture shall appoint the successor to the Manager of such Joint Venture whose resignation shall have been accepted as aforesaid. If the Manager who has tendered its resignation as aforesaid is a Participant in the Joint Venture, its representatives on the Management Committee of the Joint Venture shall not have a vote on the question of the acceptance of the Manager's resignation and a quorum shall be deemed to be present when the Management Committee is determining any such question if, except in the absence of representatives of the Participant who is Manager, there would otherwise be a quorum. Similarly, an instrument in writing signed by the Management Committee representatives of all Participants except such Manager whereby the Manager's resignation is accepted and/or a new Manager is appointed and/or a successor Manager is appointed shall be of the same force and effect as if such determination was made at a meeting of the Management Committee duly called and constituted and at which a quorum was present and acting throughout.

9.6 COMPENSATION TO MANAGER. In addition to payment of direct Expenditures, the Manager shall be entitled to compensation for indirect costs incurred in relation to providing its management services that are not directly chargeable as Expenditures (including but not limited to a portion of the salaries, employee benefits and other Expenditures of management, supervisory, administrative, clerical and other employees of the Manager and a portion of the Expenditures of the Manager in operating and maintaining its offices and facilities not required exclusively for the Joint Venture), by way of an administration charge as more particularly described in
      Exhibit II.

9.7 TRANSACTIONS WITH AFFILIATES. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case with unrelated persons in arm's-length transactions.

9.8 ACTIVITIES DURING DEADLOCK. If the Management Committee of a Joint Venture for any reason fails to adopt a Program and Budget, subject to the contrary direction of the Management Committee and to the receipt of necessary funds, the Manager of such Joint Venture shall continue Operations on the Property of such Joint Venture at levels comparable with the last Adopted Program and Budget. For purposes of determining the required contributions of the Participants and their respective Participating Interests in such Joint Venture, the last Adopted Program and Budget shall be deemed extended but in no event during the Initial Period shall be less than the minimum expenditures set forth in Article 7.2(d) for the Property of such Joint Venture. If a Program and Budget is not adopted by the Management Committee within sixty (60) days of the execution of this Agreement, a Program and Budget equal to the minimum amount set forth in Article 7.4(d) shall be deemed to have been adopted until the formal adoption of a Program and Budget has taken place.

10.   PROGRAMS AND BUDGETS

10.1 PROGRAMS AND BUDGETS. Each Program and Budget of a Joint Venture shall be subject to the approval of the Management Committee of such Joint Venture. Each Program shall include a Budget and shall describe in sufficient detail the complete nature and size of the proposed Operations, as well as an estimate of the time needed to accomplish such Operations.

      All Adopted Programs and Budgets of a Joint Venture shall be staffed by the Manager of such Joint Venture. Charges for employees of the Manager assigned to Adopted Programs and Budgets shall be included in the said Adopted Programs and Budgets and shall be at rates consistent with their experience and position, and all costs incurred in the Operations shall be at rates consistent with market conditions at the time they were incurred or contracted.

10.2 OPERATIONS PURSUANT TO PROGRAMS AND BUDGETS. Except as otherwise provided in Article 10.8, Operations shall be conducted, Expenditures shall be incurred, and Assets shall be acquired on behalf of a Joint Venture only pursuant to Adopted Programs and Budgets of such Joint Venture.

10.3 PRESENTATION OF PROGRAMS AND BUDGETS. Proposed Programs and Budgets shall be prepared by the Manager in consultation with the other Participants, and must cover a period of six (6) months until the delivery of an Initial Feasibility Study and for one (1) year periods thereafter unless otherwise agreed by the Management Committee. Each Adopted Program and Budget, regardless of length, shall be reviewed at least once a year by the Management Committee. During the period encompassed by any Adopted Program and Budget, and at least two (2) months prior to its completion, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee.

10.4 REVIEW AND APPROVAL OF PROPOSED PROGRAMS AND BUDGETS. Within thirty (30) days after submission to the Management Committee of a proposed Program and Budget or an amendment to an Adopted Program and Budget, or within such other period as the Participants shall agree upon, the Management Committee shall convene a meeting in order to approve, modify or reject the proposed Program and Budget or amendment.

10.5 ELECTION TO PARTICIPATE. Subject to Article 7, by notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, a Participant may elect to contribute to such Program and Budget in some lesser amount than its Participating Interest, or not at all, in which cases its Participating Interest shall be recalculated as provided in Article 6. If a Participant fails to notify the Management Committee of such an election within said time period, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the period covered by the Program and Budget.

10.6 DEADLOCK ON PROPOSED PROGRAMS AND BUDGETS. Except during the Initial Period if the Participants to a Joint Venture fail to approve a Program and Budget for such Joint Venture at the end of a period of more than twelve (12) months, except in the event of Force Majeure, this Agreement will terminate in accordance with the provisions of Article 13.

10.7 BUDGET OVERRUNS: PROGRAM CHANGES. (A) The Manager shall notify the Management Committee within fifteen (15) days of becoming aware of any increase in or other material departure from an Adopted Program and Budget and a meeting of the Management Committee shall be held within thirty (30) days of such notice to consider amendment to the current Program and Budget to accommodate such increase or other departure. The Management Committee shall vote on such amendment in accordance with
      Article 8.3 and this Article 10.

      (B) If actual Expenditures of a Joint Venture made in accordance with an Adopted Program and Budget during the period covered by a Program exceed the amount authorized by the corresponding Adopted Program and Budget by more than ten percent (10%), then the excess over ten percent (10%) shall be for the sole account of the Manager of such Joint Venture and such excess shall not be included in the calculations of the Participating Interests in such Joint Venture, unless these expenditures were authorized by the Management Committee of such Joint Venture or directly caused by an emergency or an unexpected expenditure incurred pursuant to
      Article 10-8., provided, however, that before Net Proceeds or Products of such Joint Venture are distributed to the Participants in such Joint Venture in accordance with their Participating Interests, the Manager of such Joint Venture shall be entitled to receive from Net Proceeds or Products reimbursement of such excess paid by the Manager. Budget overruns of ten percent (10%) or less shall be borne by the Participants in such Joint Venture in proportion to their respective Participating Interests in such Joint Venture as of the beginning of the period covered by the Program subject to the overrun. Authorized Budget overruns advanced by the Manager shall be forthwith reimbursed to it by the Joint Venture or by the Participants in proportion to their Participating Interests, on demand, by virtue of a special call for funds as provided for in Article 11.2.

10.8 EMERGENCY OR UNEXPECTED EXPENDITURES. In case of emergency, the Manager may take any action it deems necessary to protect life, limb, or property, to protect the Assets, or to comply with law or governmental regulation. Likewise, the Manager may make Expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. In the case of either an emergency or unexpected expenditure, the Manager shall promptly notify the Participants of the emergency or unexpected expenditure, and the Manager shall be reimbursed therefor by the Participants in proportion to their Participating Interests as of the beginning of the period covered by the then current Adopted Program and Budget.

11.   ACCOUNTS AND SETTLEMENTS

11.1 MONTHLY STATEMENTS. Within fifteen (15) days after the end of each month, the Manager shall promptly submit to the Management Committee of the Joint Venture monthly statements of account reflecting in reasonable detail the charges and credits to the Joint Account of the Joint Venture during the preceding month.

11.2 CASH CALLS. On the basis of the Adopted Program and Budget, but subject to Article 7 the Manager shall submit to each Participant prior to the last day of each month, a billing for estimated cash requirements for the next month. Within ten (10) days after receipt of each billing, each Participant shall advance to the Manager an amount in proportion to its Participating Interest of the estimated amount if each Participant has received an accounting with documentation for the previous months' expenditures (i.e. a Cash Call for June need not be met until the accounting for April has been submitted). If such accounting has not been provided, the payment of such billing shall be required ten (10) days after such accounting is received by each Participant. Time is of the essence in the payment of such billings. The Manager shall at all times maintain a cash balance approximately equal to the rate of the disbursement for up to thirty (30) days. All funds in excess of immediate cash requirements of the Joint Venture shall be invested in interest-bearing accounts with a bank selected by the Manager for the benefit of the Joint Account.

11.3 FAILURE OF A PARTICIPANT TO MEET CASH CALLS. A Participant that fails to meet cash calls in the amount and at the time specified in Article 11.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to two (2) percentage points over the Taux Interbancaire Offert a Paris ("TIOP"), but in no event shall said rate of interest exceed the maximum permitted by French law. The non-defaulting Participant shall have those rights, remedies and elections specified in Article 6.9.

11.4 AUDITS. Upon request of any Participant made within six (6) months following the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within six
      (6) months after the end of such period), the Manager shall order an annual audit of the accounting and financial records for such calendar year or other accounting period, to be paid by such requesting Participant. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three
      (3) months after receipt of the audit report. Failure to make any such exception or claim within the three (3) month period shall mean the audit is correct and binding upon the Participants. The audits shall be conducted by a firm of certified public accountants of international repute selected by the Manager, and in accordance with the Accounting Procedure described in Exhibit II hereto unless otherwise unanimously agreed by the Management Committee.

                                  MINING PHASE


12.   MINING

12.1 DECISION TO PREPARE A FEASIBILITY STUDY. The scope, timing and preparation of the Initial Feasibility Study on a Property shall be determined solely by ASARCO (or, if ASARCO no longer has a Participating Interest in the Joint Venture relating to such Property, by the Participant who has the highest Participating Interest in such Joint Venture), and its preparation shall be included in corresponding Adopted Programs and Budgets adopted by the Management Committee of such Joint Venture.

      After the Initial Feasibility Study, if the Management Committee of the Joint Venture considers that the Exploration work has revealed one or several additional ore bodies on the Property of such Joint Venture, that Committee may decide by a qualified majority of 66 2/3% to make further Feasibility Studies on such Property. If one or more Participants wish to perform a Feasibility Study on such Property and the others do not, such Participant(s) may do so at their own expense and risk, and if such Feasibility Study is completed and Development and Mining takes place, such Participant(s) shall have the right to be the Manager thereof.

      In this event, if the other Participant(s) subsequently wish to take part in Mining within at most three (3) months following completion of the Feasibility Study on such Property, they must reimburse the cost of the Feasibility Study on such Property, in proportion to its or their Participating Interests in the Joint Venture relating to such Property plus thirty percent (30%).

      The completion of such Feasibility Study shall be officially attested by the Management Committee of the Joint Venture relating to such Property and recorded in minutes thereof.

12.2 DECISION TO MINE. Within six (6) months of delivery of the attestation of completion of a Feasibility Study on a Property and on the basis of positive technical and commercial conclusions of such Feasibility Study, each Participant in the Joint Venture relating to such Property shall elect either:

      (a) to participate in the Development and finance such Development of the Primary Deposit(s) covered by such Feasibility Study in proportion to its Participating Interest in the Joint Venture relating to such Property; or

      (b) to forfeit all rights to such Primary Deposit(s) by not participating in the financing of the Development thereof, except that such Participant shall retain a royalty of 1% of the Net Proceeds from the Property which was the subject of the Feasibility Study for each 10% of Participating Interest in the Joint Venture relating to such Property forfeited.

12.3 ALL PARTICIPANTS ELECT TO BEGIN MINING. If all the Participants in a Joint Venture decide to begin Development under a structure separate from the Joint Venture relating to the Property which was the subject of the Feasibility Study, the Participants must conclude an agreement for the organization, financing, management and functioning of an entity (the "Operating Entity") which will extract, produce and commercialize the ore within the limits of the pertinent Mining Title(s) containing the Primary Deposit(s). The Participants respective interests in the Operating Entity will be the same as the respective Participating Interests in the Joint Venture relating to the Property where the Feasibility Study was conducted when the Operating Entity is organized.

      Upon the creation of such Operating Entity, the present Agreement shall terminate with respect to the Mining Title(s) containing the Primary Deposit(s) to be mined but shall remain in effect for the areas outside of such Mining Title(s).

      The legal form of the Operating Entity shall be chosen by agreement among the Participants in the Joint Venture relating to the Property which was the subject of the Feasibility Study. It may or may not be incorporated. The structure chosen will best take into account the tax liability and other consideration of the Participants and must meet the necessary governmental approvals.

      Unless agreed otherwise by the Participants, the purpose of the Operating Entity shall be the extraction and marketing of ores, concentrate or finished products within the limits of the Property which was the subject of the Feasibility Study and which will be attributed or transferred to the new Operating Entity, as well as Exploration within the limits of such Property.

      The Participants to a Joint Venture agree that this Agreement shall continue, with respect to the Property which was the subject of the Feasibility Study, to govern the relations between the Participants until the Participants have organized the Operating Entity.

12.4 FINANCING OF OPERATIONS AFTER FEASIBILITY STUDY. If a Feasibility Study demonstrates to the satisfaction of the Management Committee of the Joint Venture owning the Property which was the subject of such Feasibility Study that Development and Exploitation of a Primary Deposit offering a positive net present value using a reasonable discount rate is possible on the Property, the Manager shall use its reasonable best efforts to arrange for financing to be provided by third parties (the "Third Party Financing") as shall be required to bring a Primary Deposit into production on all or part of the Property, substantially on the terms set forth in the Feasibility Study and with a goal of obtaining at least eighty percent (80%) of project development costs from such financing.

      During the arrangement of such financing, each Participant shall not be obligated to provide such financing or to provide a guarantee for such financing by third parties but shall use reasonable best efforts to cause the financing to be on a project basis. All costs, tees and expenses incurred in order to obtain and implement such Third Party Financing shall be borne by the Operating Entity. Likewise, each Participant shall be entitled to subscribe for investment insurance, if necessary, foreign, of the type normally provided by the Export Development Corporation (Canada) or other similar agencies in respect of such part of the Third Party Financing as shall be guaranteed by such agency, and all premiums and other costs, fees and expenses incurred in respect thereof shall be borne by the Operating Entity. Each Participant shall do everything reasonably within its power to assist in securing such financing. The Manager of the Operating Entity will provide all necessary completion guarantees with respect to Development of the project in order to obtain such financing.

12.5 NO PARTICIPANT ELECTS MINING. If no Participant elects the Mining of the Primary Deposit(s) covered by an Initial Feasibility Study, the Agreement shall continue to govern such Primary Deposit(s) located on the Property of the Joint Venture in which they have a Participating Interest for three years from the date of the attestation of completion of the Initial Feasibility Study on such Property unless the Management Committee of such Joint Venture decides otherwise.

12.6 ONLY ONE PARTICIPANT ELECTS MINING. If only one Participant in a Joint Venture elects Mining he shall be entitled to do so alone, after notice to the other Participants, and such other

      Participants shall each retain a royalty of 1% of Net Proceeds of the Property of such Joint Venture for every 10% of Participating Interest he held in such Joint Venture.

12.7 ADJUSTMENTS AFTER ELECTIONS. If the Participants which elected Development thereafter reduce the costs as estimated in the Feasibility Study by more than twenty percent (20%) or change the mining and metallurgical recovery technology, they shall so notify the other Participants, which shall have ninety (90) days from receipt of such notice to notify the other Participants of their definitive decision to join them in the Mining under the new conditions.

      If the Participant(s) which elected Development do not actually begin the Development within twelve (12) months, all the other Participants shall regain all their rights to the Primary Deposit(s).

      However, if the Development could not be commenced for a reason not attributable to the Participant(s), such as Force Majeure or delay in approval of the Mining by the appropriate government agency, the twelve
      (12) month period shall be suspended pending the Force Majeure or governmental decision.

      Subject to the above, the Participant(s) who did not elect to develop shall loose all rights to the Primary Deposit(s) being developed. Their rights, which shall be purchased from them for the nominal sum of one franc and shall be divided among the other Participants in proportion to their Participating Interests, such Participants retaining in any event a royalty of five percent (5%) of Net Proceeds.

12.8 DECISION TO MINE. As soon as it is decided to Mine a Primary Deposit(s), the Manager of the Operating Entity with respect to that Primary Deposit shall take all necessary steps to procure the administrative or other authorizations necessary for mining such Primary Deposit(s).

      The Manager shall also undertake to place the pertinent Property at the Operating Entity's disposal and to procure all of the administrative authorizations necessary for that purpose. The manner by which the Mining Title(s) shall be placed at the disposal of the Operating Entity shall be either:

      (a) by outright transfer of the Mining Title to the Operating Entity, or

      (b) by a lease Assignment ("Amodiation") to the Operating Entity of such pertinent Mining Title.

      The Participants shall decide the most advantageous means to be used prior to the establishment of the Operating Entity.

      In case the Primary Deposit(s) to be mined is located totally or, if ASARCO has exercised its right to merge the Joint Ventures, partially on the Eau Blanche Permits, SOTRAPMAG agrees to transfer the applicable research permits to the Operating Entity, upon its creation, in order to allow the Operating Entity to directly apply for the appropriate Mining Titles.

      SOTRAPMAG shall retain title to all Mining Titles until such time as the Management Committee decides the transfer of all or part of them.

12.9 ALLUVIAL DEPOSITS. At least twelve (12) months prior to the start of Mining of a Primary Deposit(s) by an Operating Entity, the Manager shall provide a mine plan to SOTRAPMAG. If it is determined by the Management Committee that SOTRAPMAG's continuation of the Mining of Alluvial Deposits within the Property attributed to the Operating Entity would interfere with the Mining of the Primary Deposit by the Operating Entity, SOTRAPMAG will remove the Alluvial Deposit within such twelve (12) month period, failing which such Alluvial Deposit will be removed by the Operating Entity during initial stripping of the Primary Deposit and stockpiled for removal and treatment by SOTRAPMAG at its sole convenience and expense. Upon presentation of a mine plan to SOTRAPMAG, SOTRAPMAG may wish to propose other methods of treating the Alluvial Deposit material such as custom milling by the Operating Entity, or sale of contained gold by the Operating Entity, or such other proposal as the parties find mutually agreeable.

12.10 DISTRIBUTION OF PROCEEDS AND PRODUCTS. The distribution of Net Proceeds extracted from a Property may take the form of (i) the distribution of the Net Proceeds of the sale of Products, or (ii) the distribution of the Products in kind to the Participants. In any case such distribution shall be made to the Participants in accordance with and the proportions of each Participant's Participating Interest or ownership interest in the Operating Entity. Any extra Expenditures in the taking in kind or separate disposition by any Participant of its proportionate share of Products shall be borne by the Participant requesting in kind distribution. Nothing in this Agreement shall be construed as requiring a Joint Venture or Operating Entity to organize or manage any joint or corporate marketing or selling of Products of such Joint Venture or Operating Entity or the processing of any Products of such Joint Venture or Operating Entity at processing facilities other than those constructed by the Joint Venture or Operating Entity pursuant to this Agreement.

                               GENERAL PROVISIONS

13.   WITHDRAWAL/TERMINATION

13.1 WITHDRAWAL. A Participant may elect to withdraw as a Participant from any of the Joint Ventures by giving notice to the other Participants of the effective date of withdrawal, which notice shall not be later than the meeting for the Management Committee of the Joint Venture from which they intend to withdraw to approve the next Program and Budget. Upon such withdrawal or a withdrawal pursuant to Article 6, the withdrawing Participant will lose all its rights under this Agreement, and the withdrawing Participant shall be deemed to have transferred pro rata in proportion to the remaining Participating Interest to the remaining Participants, at the withdrawing Participant's cost (except for legal fees and expenses incurred by the remaining Participants) and free and clear of royalties, liens, or other encumbrances arising by, through, or under such withdrawing Participant, except those to which all Participants have given their written consent after the date of this Agreement, all of its Participating Interest.

      Any withdrawal under this Article 13.1 shall not relieve the withdrawing Participant of its share of liabilities including reclamation and other environmental liabilities directly arising out of Operations conducted prior to such withdrawal except to the extent that such liabilities are the direct or indirect result of gross negligence or willful misconduct by the Manager or another Participant, in which case the withdrawing Participant cannot be held liable (except if the withdrawing Participant was the Manager when the damage was caused).

13.2 CONTINUING OBLIGATIONS - TERMINATION. On termination of a Joint Venture, the Participants in such Joint Venture shall remain liable for the obligations of such Joint Venture until final settlement of all accounts and for any liability, whether it accrues before or after termination, if it arises out of Operations of the Joint Venture during the term of the Agreement. Any environmental liabilities will be the obligation of the Participants in proportion to their Participating Interest in the terminated Joint Venture as it existed at the time of termination, subject to the limitations set forth above in Article 13.1 above. In case of gross negligence or willful misconduct of a Participant or a Manager of a Joint Venture leading to damages or claims, then such person shall be solely liable and shall bear all consequences, including financial ones.

13.3 DISPOSITION OF ASSETS ON TERMINATION. Promptly after termination of a Joint Venture, the Manager shall take all action necessary to wind up the activities of the Joint Venture and all costs and expenses incurred in connection with the termination of the Joint Venture shall be expenses chargeable to the Joint Venture. The assets owned by the Joint Venture shall first be paid, applied, or distributed in satisfaction of all liabilities of the Joint Venture to third parties and then to satisfy any debts, obligations, or liabilities relating to Operations related to the activity of the Participants; provided, however, that the foregoing shall not be construed to include the repayment of any Participant's capital contributions. Thereafter, any remaining cash and all other assets shall be distributed (in undivided interest unless otherwise agreed) to the Participants in proportion to their respective Participating Interests, subject to any dilution, reduction, or termination of such Participating Interests as may have occurred pursuant to the terms of this Agreement.

13.4 NON-COMPETE COVENANTS. A Participant that withdraws pursuant to Article 13.1, or withdraws or is deemed to have withdrawn pursuant to any other provisions of this Agreement, shall not directly or indirectly acquire any interest in property within the Area of Interest for twenty four (24) months after the date of withdrawal. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Article 13.4, such Participant or Affiliate shall be obligated to convey to the non-withdrawing Participant(s), at no cost, any such property or interest acquired in such breach. The request from the remaining Participant(s) must be made in writing and shall be considered accepted by the withdrawing Participant within forty-five (45) days of receipt of such request.

      Throughout the term of the Agreement as it may be extended, until closing of the books upon the Joint Venture's liquidation, no Participant, whether serving as manager or not, shall have a direct or indirect interest, as a partner, through an intermediary or otherwise, in an activity liable to compete with the Participant's mutual interests within the Area of Interest.

      Unless otherwise provided herein, not other non-compete or information obligation shall be imposed on the Participants.

13.5 CONTINUING AUTHORITY. On termination of a Joint Venture or the deemed withdrawal of a Participant pursuant to Article 6 or 7 or the withdrawal of a Participant pursuant to Article 1 3.1, the Manager shall have the power and authority, subject to control of the Management Committee, if any, to do all things on behalf of the Participants which are reasonably necessary or convenient: (a) to winding up Operations of the Joint Venture and (b) to completing or disposing of any transaction or obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Participants, mortgage Assets, or take such other reasonable action in any matter in which the former Participants continue to have a common interest and are under a common liability.

14.   TRANSFER OF INTEREST

14.1 GENERAL RULE. Except as permitted under the provisions of this Article 14 or required by the provisions of this Agreement, a Participant shall not sell, assign or transfer all or any of its interest in this Agreement, its Participating Interest in the Joint Venture in which it is a Participant or the Assets of such Joint Venture without the consent of the other Participants. All transfers will be subject to obtaining any necessary French government approval. A change of control of a Participant through any transfer involving shares in the capital of a Participant shall be deemed to be a sale, assignment or transfer of such Participant's Participating Interest for the purposes of this Article.

14.2 TRANSFERS. Each Participant shall have this right to freely transfer all or part of its Participating Interest in a Joint Venture to an Affiliate of such Participant.

      a) A Participant in a Joint Venture intending to transfer all or any part of its Participating Interest in such Joint Venture to a third party (a "Third Party") shall promptly notify the other Participants of its intentions. The notice shall state the price and all other pertinent terms and conditions of the intended transfer and the name of the purchaser and the other Participants shall have 90 days from the date such notice is delivered to notify the transferring Participant whether they elect to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice. If they do so elect, the transfer shall be consummated promptly after notice of such election is delivered to the transferring Participant.

      b) If the other Participants fail to so elect within the period provided for in above, the transferring Participant shall have 30 days following the expiration of such period to consummate the transfer to a Third Party at a price and on terms no less favorable than those offered by the transferring Participant to the other Participants in the notice.

      c) If the transferring Participant fails to consummate the transfer to a Third Party within the period set forth above, the preemptive right of the other Participant in such offered interest shall be deemed to be revived. Any subsequent proposal to transfer such interest shall be conducted in accordance with all of the procedures set forth in this Article 14.2.

      d) If more than one Participant exercises its preferential right, the transferred Participating Interest shall be distributed pro rata among the Participants who have exercised their preferential rights in accordance with their Participating Interests.

      In addition, LA SOURCE shall have the right to freely transfer all or part of its Participating Interest to any company directly or indirectly controlled by BRGM or Normandy Mining Limited.

15.   ACQUISITION WITHIN AREA OF INTEREST

15.1 GENERAL. Any interest or right to acquire any interest in a mining rights contract or in any real property wholly or partially within the Area of Interest acquired during the term of this Agreement by or on behalf of a Participant or any Affiliate or Subsidiary of a Participant shall be subject to the terms and provisions of this Agreement.

15.2 NOTICE TO NON-ACQUIRING PARTICIPANTS. Within twenty (20) days after the acquisition of any interest or right to acquire any interest in any Mining Rights Contract or real property wholly or partially within the Area of Interest (except acquisitions by the Manager pursuant to a Program and for the benefit of the Joint Venture), the acquiring Participant shall notify the other Participants of such acquisition, provide the other Participant with full information of the acquisition, including the nature of the interest acquired, the minerals involved, the cost thereof and the reasons why such interest was acquired. In addition to such notice and such information, the acquiring Participant shall also make any and all information that the acquiring Participant has concerning the acquired interest available for review and inspection by the other Participants.

15.3 OPTION EXERCISED. If within 30 days after receiving the acquiring Participant's notice pursuant to this Article 15 the other Participant or, if more than one, each of the other Participants, notifies the acquiring Participant that it or they, as the case may be, so require, such interest shall become subject to the terms of this Agreement, shall be deemed to be part of the Property on which it is located and shall be transferred to the Joint Venture to which it relates at the acquiring cost.

15.4 OPTION NOT EXERCISED. If each other Participant does not give such notice within before the expiration of the period set forth in Article 15, then the acquired interest shall not be part of the Assets of the Joint Venture or otherwise be subject to this Agreement.

16.   GENERAL

16.1 CONFIDENTIAL INFORMATION. The Participants in a Joint Venture agree that all information they may receive as a result of or in connection with the Operations of such Joint Venture shall be the exclusive property of the Joint Venture, shall be classified as confidential and treated as property and shall not be shared or traded by a Participant with others without the prior consent of other Participants in such Joint Venture, this obligation remaining applicable even after the departure of a Participant; provided that the foregoing shall not apply in any of the following cases:

      (a) disclosure on a confidential basis to consultants or advisors of a Participant to assist that Participant in the carrying out of the terms of this Agreement;

      (b) disclosure to any Government or Regulatory Authority having jurisdiction over a Property or Participant;

      (c) disclosure in compliance with any applicable law or regulation, including without limitation securities laws and regulations and the policies of applicable securities or regulatory authorities; or

      (d) disclosure in connection with a bona fide sale or transfer of a Participating Interest; provided that the person to whom disclosure is made shall agree with the Participant making it to be bound by and observe the provisions of this Article 16.1.

      Except as otherwise required by law, no news releases or similar public announcements respecting Operations, the Property or the Joint Venture shall be made by any Participant in a Joint Venture without first obtaining the approval from the other Participants in such Joint Venture of the content of such news release or public announcement, which approval shall not be unreasonably withheld or delayed. The Participant seeking such approval shall provide the other Participants with the text of any proposed news release or public announcement by 3:00 p.m. at the other Participants' place for receiving notices on a business day immediately preceding the proposed news release or public announcement and if the other Participant has not objected to such text within 24 hours of the receipt thereof, the other Participant shall be deemed to have given its express written approval as required hereunder.

16.2 PARTIAL INVALIDITY. Invalidity of any provision of the Agreement shall not entail the invalidity of the other provisions, paragraphs and sections or affect the validity of the Agreement itself.

16.3 PRIOR AGREEMENTS - ADDENDA. The Agreement shall supersede any and all prior written or oral understanding between the Participants, including the BRGM Agreement (but excepting the sum of FRF 750,000 payable by GUYANOR which was still unpaid as of the date of this Agreement). No change, amendment, cancellation or revision of the Agreement shall be valid unless reduced to a written addendum and signed by the Participants and the other Participants if any.

16.4 FORCE MAJEURE. The non-performance by the Manager or a Participant of any obligations under this Agreement, with the exception of payment and notification obligations, shall be excused to the extent that such non-performance is due to an event of force majeure. If the execution of an obligation is delayed, the time period contemplated in this Agreement for the performance of same, notwithstanding any contrary provisions in this Agreement, shall automatically be extended for the duration of the delay caused by the force majeure. The Participants agree that they cannot claim as force majeure any act or omission to act for which they are responsible.

      For purposes of this Agreement, the term "Force Majeure" shall mean any event, act or circumstances beyond the reasonable control of a Participant, including without limitation, acts of war or conditions caused by war, insurrection, civil strife, embargoes, labor strikes, riots, epidemics, earthquakes, floods, or adverse weather conditions, explosions, lightening, terrorist acts. It is the intention of the Participants that Force Majeure be interpreted as closely as possible in accordance with the principles and customs of international law.

      Should one of the Participants be unable to perform any of its obligations as a result of Force Majeure, the affected Participant shall promptly give written notice to the other Participants of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The Participants shall take all available measures to resume performance of obligations affected by the Force Majeure as soon as reasonably possible, provided that a Participant shall not have to resolve conflicts with third parties, including labor conflicts, unless the conditions are acceptable to it or unless the resolution of such dispute is required by a final arbitral sentence or by decision of a competent court of law. Should a case of Force Majeure persist, all deadlines provided herein shall be suspended during the entire period such force majeure persists.

      If an event of Force Majeure persists for longer than three (3) years from the giving of the notice, the Management Committee shall meet to evaluate the possibility of continuing the Operations of the Joint Venture affected by the Force Majeure or the termination of such Joint Venture. The termination of such Joint Venture shall require the unanimous vote of the Management Committee.

16.5 SURVIVAL OF PROVISIONS. The following articles shall survive the termination of this Agreement to the full extent necessary for their enforcement and the protection of the Participant in whose favor they run: Articles 6.9, 13.1, 13.2. and 16.6.

16.6 SUPPLEMENTAL STEPS. Each Participant shall take all steps necessary or appropriate to implement the spirit and letter of the Agreement. Each Participant shall also report to the other Participants forthwith any occurrence liable to affect the attainment of that object. At any Participant's request, the Manager shall prepare a summary of the Agreement not containing any technical or financial information, for disclosure to third parties if need be. Except to the extent otherwise provided in Article 16, this Agreement shall be kept in confidence.

16.7 CONDITION PRECEDENT. This Agreement is subject to the condition precedent that the government does not object to performance hereof as provided by paragraph 4 of Article 15 of Decree 55-586 of May 20, 1955.

16.8 APPLICABLE LAW. This Agreement shall be governed by and construed according to law in force in France.

16.9 ARBITRATION. All disputes arising in connection with this Agreement which cannot be amicably resolved by the Participants shall be submitted for binding arbitration, according to the Rules of Arbitration of the International Chamber of Commerce, by three arbitrators appointed in accordance with said Rules, except that where there are more than two parties to the arbitration, the three arbitrators shall be appointed pursuant to the procedure set forth below:

      (i) The three arbitrators, one of whom shall serve as President of the Arbitral Tribunal, shall be chosen unanimously by all the parties to the arbitration; such agreement must take place within thirty
             (30) days of the receipt of the request for arbitration by the last respondent party to receive same.

      (ii) In the event that the parties to the arbitration are unable to agree within the above time period, the three arbitrators, one of whom shall serve as President of the Arbitral Tribunal, shall be appointed by the International Court of Arbitration of the International Chamber of Commerce.

      Unless the parties to the arbitration agree otherwise, (a) such arbitration shall take place in Paris; (b) the language of the arbitration shall be French, with English translation, it being understood that the parties to the arbitration shall be at liberty to submit evidence as well as written pleadings in English; and (c) the arbitration costs shall be payable by the losing party.

      The arbitral decision shall be definitive and binding on the parties to the arbitration.

16.10 NOTICES. All notices, payments and other required communications ("Notices") to the Participants shall be in writing, and shall be addressed respectively as follows:

      If to ASARCO:         ASARCO Exploration Company, Inc.
                            180 Maiden Lane
                            New York, New York 10038
                            Attention: President
                            Facsimile: (212)510-1978

      With a copy to:       ASARCO GUYANE FRANCAISE
                            P.K. 7 route de Montjoly
                            B.P. 1015
                            97343 Cayenne Cedex
                            French Guiana
                            Attention: D.A. Fournier
                            Facsimile: 594.380.247

      If to GUYANOR:        SOTRAPMAG SARL
                            Lotissement Calimbe 2
                            Route de Tigre
                            BP 750 - 97300 Cayenne
                            French Guiana
                            Attention: The Manager
                            Facsimile: (594)37 92 24

      With a copy to:       SOTRAPMAG SARL
                            Norwest Center
                            1700 Lincoln Street
                            Suite 1950
                            Denver, Colorado 80203 U.S.A.
                            Attention: General Counsel
                            Facsimile: (303)830-9022

      If to LA SOURCE:      LA SOURCE DEVELOPPEMENT SAS
                            Division Exploration
                            16/18 avenue George V
                            75008 Paris France
                            Attention: M.  Etienne Wilhelm

      With a copy to:       BUREAU DE RECHERCHES GEOLOGIQUES ET MINIERES
                            Direction du Service Minier National
                            Avenue Claude Guillemin
                            45060 Orleans, France
                            Attention: M.  Michel Leleu

      All Notices shall be given (i) by personal delivery to the Participant, or (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (ii) by registered or certified mail return receipt requested.

      All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery; (ii) if by electronic communication, on the next business day following receipt of the electronic communication; and (iii) if solely by mail, on the next business day after actual receipt. Any Participant must notify the other Participants of any change of address.

16.11 LA SOURCE, on behalf of BRGM, hereby ratifies and confirms BRGM's renunciation, set forth in the BRGM Agreement, of any and all of its rights and interests, direct or indirect, in and to the Paul Isnard Concessions which BRGM held or may have held prior to the date of the BRGM Agreement.

In witness whereof, the Participants hereto have executed this Agreement on the date hereafter indicated.

SOCIETE DE TRAVAUX PUBLICS
ET DE MINES AURIFERES EN GUYANE AND
SOCIETE GUYANAISE DES MINES

By:   /s/ David A. Fennell, June 4, 1996


ASARCO EXPLORATION COMPANY, Inc. on its own behalf and on behalf of ASARCO GUYANE FRANCAISE SARL

By:   /s/ Gerald Van Voorhis, June 4, 1996

LA SOURCE DEVELOPPEMENT SAS

By:

                                   EXHIBIT I

                                   APPENDIX 1

                          DESCRIPTION OF MINING TITLES

1.    Location

The Paul-lsnard Concessions and Eau Blanche Permits are located in the commune of Saint-Laurent-du-Maroni, in western French Guiana, about 250km from Cayenne.

You will find attached a map indicating the exact location of these concessions and permits.

2.    Paul-Isnard Concessions

Originally, the eight (8) concessions (Nos. 692, 25, 214, 215, 216, 217, 218,
219) were held by the Compagnie Equatoriale des Mines ("CEM");

1) No. 692 pursuant to a decision of the "Gouverneur" of French Guiana dated 10 October 1919,
2) No. 25 pursuant to a decision of the "Gouverneur" of French Guiana dated 27 November 1924,
3) No. 214, 215 and 216, pursuant to a decision of the "Gouverneur des Colonies", "Gouverneur" of French Guiana and of the Territoire de l'Inini dated 21 May 1946,
4) and, No. 217, 218 and 219 pursuant to an "arrete" of the "Prefet" of French Guiana dated 14 June 1948.

Pursuant to the decision of the 18 December 1972 Extraordinary General Meeting of shareholders, the corporate name of CEM was changed to Occidentale de Participations ("ODP")

Pursuant to the resolution of 28 December 1972 Extraordinary General Meeting of ODP shareholders, a merger of the Banque Occidentale pour l'Industrie et le Commerce ("BCPIC") into ODP was approved and the name of the BCPIC was adopted.

Pursuant to the resolution dated 22 October 1981, the Extraordinary General Meeting of BCPIC shareholders modified the company's corporate purpose so as to eliminate all references to banking activity, such activity having been sold to another entity, and readopted the corporate name ODP.

Pursuant to the resolution dated 21 December 1981, the Extraordinary General Meeting of ODP shareholders approved the merger into the General Occidentale ("GO") and the latter company stepped into the rights of ODP, which was dissolved and liquidated.

Pursuant to the resolution dated 27 June 1991, the Extraordinary General Meeting of the shareholders of Alcatel Alsthom Compagnie Generale d'Electricite ("Alcatel") approved the absorption of GO through a merger. Alcatel stepped into all the rights of GO, which was dissolved and liquidated.

Pursuant to a deed registered by Maitre Lucien Prevot, "notaire", on 25 March 1994, Alcatel sold to SOTRAPMAG the eight concessions together with all exclusive rights appurtenant thereto for the price of FF. 1,200,000.

Pursuant to a contract between SOTRAPMAG and the SARL CERMI dated 29 October 1994, SOTRAPMAG granted to CERMI the exclusive right to mine the alluvial deposits of the Elysee Creek Valley (concessions Nos. 218 and 219) for a period of three years (automatically renewable for a maximum duration of seven years) in consideration of a payment representing 2.5% of the gross sales of the gold coming from this valley.

The sale was made subject to the condition precedent of the approval of the transfer by the government before 31 December 1995. The approval was granted by "decret" of the Conseil d'Etat dated 27 December 1995, published in the Journal Officiel of 20 December 1995.

Paul-Isnard is the name of the exploration project being conducted on the eight
(8) concessions (Nos. 692, 25, 214, 215, 216, 217, 218 and 219).


TYPE "B" RESEARCH PERMIT

SOTRAPMAG directly or indirectly holds four type B research permits for gold and related substances, these include:

-     Three (3) held directly by SOTRAPMAG - Nos. 20/93, and 06/95.
- One (1) - No. 02/94 - held by the Societe Guyanaise des Mines ("SGM") owned 99.7% by SOTRAPMAG and 0.3% by Guyanor)

These permits have a surface of twenty-five km(2) each.

The SGM research permit obtained on 1 June 1994 expires 30 May 1996. An application for renewal was filed on 3 May 1996.


TYPE "A" RESEARCH PERMITS

Guyanor filed an application for a type "A" research permit on 21 December 1994. Following discussions with the French administrative authorities (DRIRE
- Ministere de l'Industrie), this application was revised with regard to the surface area requested. An updated application was presented to the prefecture on 31 January 1996.

Eau-Blanche is the name of the exploration project being conducted on the four permits held by SOTRAPMAG and SGM (and on the type "A" permit if it is obtained).

                         SEE ORIGINAL DOCUMENT FOR MAP

                                 EXHIBIT II
                            ACCOUNTING PROCEDURE

       The financial and accounting procedures to be followed by the Manager and the Participants under the Option and Joint Venture Agreement between SOTRAPMAG, ASARCO and LA SOURCE (the "Agreement") are set forth below. References in this Accounting Procedure to sections and Articles are to those located in this Accounting Procedure unless it is expressly stated that they are references to the Agreement.

       Unless otherwise noted, all capitalized terms used in the Exhibits shall have the meanings set forth in the Agreement. Furthermore, in the Exhibits, defined terms, including but not limited to the terms "Joint Venture", "Participant", "Manager", "Adopted Program and Budget", and "Management Committee", shall refer either to the Paul Isnard Joint Venture or the Eau Blanche Joint Venture, as the case may be, and the term "Property" shall refer to either the Paul Isnard Concessions or the Eau Blanche Permits, or both, as the case may be.

                                   ARTICLE 1
                               GENERAL PROVISIONS

1.1 General Accounting Records. The Manager shall maintain detailed and comprehensive cost and general accounting records in accordance with this Accounting Procedure, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other monthly financial reporting purposes. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.

1.2 Bank Accounts. The Manager shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts in relation to Operations during the Initial Period and for each Joint Venture if and when it is created.

1.3 Statements and Billings. The Manager shall prepare statements and bill the Participants as provided in the Agreement. Payment of any such billings by any Participant, including the Manager, shall not prejudice such Participant's right to protest or question the correctness thereof for a period not to exceed twenty-four (24) months following the Operating Year during which such billings were received by the Participant. All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such twenty- four (24) month period. The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Article 4.

1.4 Applicable Law. In addition to the specific requirements of the Exhibit II, the Manager shall be obliged to maintain the books of each syndicate in accordance with the Plan Comptable Francais and under Canadian GAAP.

                                   ARTICLE 2
                            CHARGES TO JOINT ACCOUNT

Subject to the limitations hereinafter set forth, the Manager shall charge the Joint Account with the following:

2.1 Rentals, Royalties and Other Payments. All property maintenance and holding costs, including filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required advances, and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.

2.2   Labour and Employee Benefits.

      (a) Salaries and wages of the Manager's employees directly engaged in Operations including salaries or wages of employees who are temporarily assigned to and directly employed by same.

      (b) The Manager's cost of holiday, vacation, sickness and disability benefits and accrual of severance or termination costs pro-rated for only time employed worked on either Paul Isnard or Eau Claire project from the signing of this Agreement, and other customary allowances applicable to the salaries and wages chargeable under Sections 2.2(a) and 2.12. Such costs may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries including overtime and bonuses. Such rate shall be based on the Manager's cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

      (c) The Manager's actual cost of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Sections 2.2(a) or 2.12; rather than employees' benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Sections 2.2(a) or 2.12, provided that the plans are limited to the extent feasible to those customary in the industry.

      (d) Cost of assessments imposed by governmental authority which are applicable to salaries and wages chargeable under Sections 2.2(a) and 2.12, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

2.3 Materials. Equipment and Supplies. The cost of materials, equipment and supplies (herein called "Material") purchased from unaffiliated third parties or furnished by the Manager or any Participant as provided in Article 3. The Manager shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations. The Manager shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

2.4 Equipment and Facilities Furnished by Manager. The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to

Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation, mobilization and demobilization and interest, at a rate not to exceed the average commercial rates currently prevailing in the vicinity of the Operations.

2.5 Transportation. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for the Operations.

2.6 Professional Consultants and Other Services. The cost of other services procured from outside sources and the cost of professional consultants services required from outside sources. The cost of professional consultant services procured from outside sources in excess of $25,000 per year per consultant shall not be charged to the Joint Account unless approved by the Management Committee.

2.7 Insurance Premiums. Net premiums paid for insurance required to be carried for Operations for the protection of the Participants. A Participant who requests additional insurance coverage will be billed to his own account.

2.8 Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

2.9 Legal and Regulatory Expense. Except as otherwise provided in Section 2.13, all legal and regulatory costs and expenses incurred in or resulting from the Operations or necessary to protect or recover the Assets of the Venture. All attorney's fees and other legal costs to handle, investigate and settle litigation or claims, including the cost of legal services provided by the Manager's legal staff, and amounts paid in settlement of such litigation or claims in excess of $25,000 shall not be charged to the Joint Account unless approved by the Management Committee.

2.10  Audit.  Cost of annual audits, subject to Article 6 below.

2.11 Taxes. All taxes (except income taxes) of every kind and nature assessed or levied upon or in connection with the Assets, the production of Products or Operations, which have been paid by the Manager for the benefit of the Participants. Each Participant is separately responsible for income taxes which are attributable to its respective Participating Interest. For the purposes of this section, tax on income of a corporation owning the Assets and conducting the Operations shall be deemed not attributable to the Participants' Participating Interests.

2.12 District and Camp Expense (Field Supervisions and Camp Expenses). A pro rata portion of (i) the salaries and expenses of the Manager's superintendent and other employees serving Operations whose time is not allocated directly to such Operations, and (ii) the costs of maintaining and operating an office (herein called the "Manager's Project Office") and any necessary sub-office and
(iii) all necessary camps, including housing facilities for employees, used for Operations. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for all properties served by the Manager's employees and facilities shall be apportioned to the Joint Account on the basis of a ratio, the numerator of which is the direct labour costs of the Operations and the denominator of which is the total direct labour costs incurred for all activities served by the Manager. Examples of such employees include but are not limited to surveyors, logisticians and draftsmen.

2.13 Administrative Charge.

      (a) Each month, the Manager shall charge the Joint Account a sum for each phase of Operations as provided below, which shall be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses to conduct each phase of the Operations, and which shall be in lieu of any management fee:

             (i) During Exploration phase - eight percent (8%) of Allowable Costs as described below.

             (ii) During Development phase - six percent (6%) of Allowable Costs as described below.

             (iii) During Mining phase - six percent (6%) of the operating costs of the Mine including the cost of contracts services but excluding capital expenditures.

      (b) The term "Allowable Costs" as used in this Section 2.13 for the Exploration phase and the Development phase of Operations shall mean all charges to the Joint Account excluding (i) the administrative charge referred to herein; (ii) depreciation, depletion or amortization of tangible or intangible assets; (iii) amounts charged in accordance with Sections 2.1 and 2.9.; (iv) capital expenditures and; (v) during a Development phase but not during an Exploration phase, amounts paid to outside contractors. The Manager shall attribute such Allowable Costs to a particular phase of Operations by applying the definitions of "Exploration", "Development" and "Mining" as set forth in Article 1 of the Agreement.

      (c) The monthly administration charge determined for each phase of Operations shall be equitably apportioned among all of the parts of the Property served under the Joint Venture during such monthly period on the basis of a ratio, the numerator of which is the direct labour costs charged to a particular part of the Property and the denominator of which is the total direct labour costs incurred for all parts of the Property served by the Manager.

      (d) The following is a representative list of items comprising the Manager's principal business office expenses that are expressly covered by the administrative charge provided in this Section 2.13:

             (i) Administrative supervision, which includes services rendered by managers, department supervisors, officers and directors of the Manager for operations, except to the extent that such services represent a direct charge to the Joint Account, as provided for in Section 2.2;

             (ii) Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports (excluding audit);

             (iii) The services of the Manager's tax administration employees for all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Joint Account;

             (iv) Routine legal services rendered by the Manager's legal staff not otherwise charged to the Joint Account under Section 2.9; and

             (v) Rentals and other charges for office and records storage space, telephone service, office equipment and supplies not directly related to or provided principally for Operations and therefore not appropriate as a direct charge to the Joint Account.

      (e) The Management Committee shall annually review the administration charges and shall amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive.

2.14 Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

                                   ARTICLE 3
                       BASIS OF CHARGES TO JOINT ACCOUNT

3.1 Purchases. Material purchased and services procured from third parties shall be charged to the Joint Account by the Manager at invoiced cost, including applicable transfer taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason the Manager shall credit the Joint Account when an adjustment is received from the vendor.

3.2 Material Furnished by or Transferred to the Manager or a Participant. Any Material furnished by the Manager or a Participant from its stocks or transferred to the Manager or a Participant shall be priced on the following basis:

      (a) New Material. New Material transferred from the Manager or Participant shall be priced F.O.B. the mine site, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time of the transfer (herein called, " New Price " ) .

      (b) Used Material. Used Material transferred by the Manager or Participant shall be priced at fair value not to exceed seventy-five percent (75%) of the New Price.

3.3 Premium Prices. Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Joint Account for the required Material on the basis of the Manager's direct cost and expenses incurred in procuring such Material and making it suitable for use and moving it to the Property. The Manager shall give written notice of the proposed charge to the Participants prior to the time when such charge is to be billed, whereupon any Participant shall have the right, by notifying the Manager within ten days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager.

3.4 Warranty of Material Furnished by the Manager or Participants. Neither the Manager nor any Participant warrants the Material furnished beyond any dealer's or manufacturer s warranty and no credits shall be made to the Joint Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

                                  ARTICLE 4
                            DISPOSAL OF MATERIAL

4.1 Disposition Generally. The Manager shall have no obligation to purchase a Participant s interest in Material. The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by transfer to the Participants as provided in Section 4.2.

4.2 Distribution to Participants. Any Material to be distributed to the Participants shall be made in proportion to their respective Participating Interests, and corresponding credits shall be made to the Joint Account on the basis provided in Section 3.2.

4.3 Sales. Sales of Material to third parties shall be credited to the Joint Account at the net amount received. Any damages or claims by the Purchaser shall be charged back to the Joint Account if and when paid.

                                   ARTICLE 5
                                  INVENTORIES

5.1 Periodic Inventories. Notice and Representations. At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties and the expense of conducting such periodic inventories shall be charged to the Joint Account. The Manager shall give written notice to the Participants of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place. A Participant shall be deemed to have accepted the results of any inventory taken by the Manager if the Participant fails to be represented at such inventory.

5.2 Reconciliation and Adjustment of Inventories. Reconciliation of inventory with charges to the Joint Account shall be made, and a list of coverages and shortages shall be furnished to the Management Committee within two (2) months after the inventory is taken. Inventory adjustments shall be made by the Manager to the Joint Account for coverages and shortages, but the Manager shall be held accountable to the Venture only for shortages due to lack of reasonable diligence.

                                   ARTICLE 6
                                     AUDITS

      Unless otherwise mutually agreed to by the Participants, an audit of the financial affairs of the Joint Venture shall be conducted at least once in each year by one or more firms of chartered or certified public accountants selected and engaged by the Manager to audit financial statements of the Joint Venture under both the United States and Canadian generally accepted accounting principles and, if required by law, under French generally accepted accounting principles. The cost of such audits or any audit that is required by the law applicable to the Manager shall, only to the extent that it is related to the Joint Venture, be chargeable to a Joint Venture Account as a Joint Venture expense. Copies of audit reports shall be provided to the Participants.

                                 EXHIBIT III
                              FEASIBILITY STUDY

"FEASIBILITY STUDY" means a detailed report, and the work required to prepare such report, showing the feasibility of placing any part of the Property into production and demonstrates a positive net present value using a reasonable rate of return on invested capital, in such form and detail and using such assumptions as to metal prices as are customarily required by institutional lenders of major financing for mining projects, and shall include a reasonable assessment of the minable ore reserves and their amenability to metallurgical treatment, a complete description of the work, equipment and supplies required to bring such part of the Property into production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations including without limitation the following:

(a) a description of that part of the Property to be covered by the proposed mine;

(b) the estimated recoverable reserves of minerals and the estimated composition and content thereof;

(c)      the proposed procedure for Development, Mining and Production;

(d)      ore amenability tests (if any) and the results thereof;

(e) the nature and extent of the facilities proposed to be acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study shall also include a preliminary design for such mill;

(f) the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements;

(g)      all environmental impact studies and costs;

(h) the period in which it is proposed the Property shall be brought into production;

(i) such other data and information as are reasonably necessary to substantiate the existence of a Primary Deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations; and

(j) working capital requirements for the initial four-month operations of the Property as a mine or such longer period as may be reasonably justified in the circumstances.

Feasibility work begins when exploration drilling and related activities have established the presence, size, and grade of a mineral resource to the extent that economic extraction is thought possible. Feasibility work consists of fill-in drilling for mine planning and scheduling, bulk metallurgical sampling and testing, and the various related activities and studies included but not limited to (a) through (j) above.

                                 EXHIBIT IV
                          NET PROCEEDS CALCULATION

1. Income and Expenses. Net Proceeds shall be calculated by deducting from the gross revenue realized (or deemed to be realized) from the sale (or deemed sale) of Products, such costs and expenses attributable to Exploration, Development, Mining, and the marketing of Products as would be deductible under generally accepted accounting principles and practices consistently applied as employed by the Manager of the Property, including without limitation:

(a) all costs and expenses of replacing, expanding, modifying, altering or changing from time to time the Mining facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use;

(b) ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining of the Property, including without limitation all state mining taxes, sales taxes, severance taxes, royalties, license fees and governmental levies of a similar nature:

(c) allowance for overhead and/or administrative charges in accordance with the Accounting Procedure;

(d) all expenses incurred relative to the sale of Products, including an allowance for commission at rates which are normal and customary in the industry;

(e) all amounts payable to the Manager of the Property during Mining pursuant to any applicable operating or similar agreement in force with respect thereto;

(f) the actual cost of investment prior to beginning of Mining which shall include all expenditures for Exploration and Development of the Property incurred by the nonwithdrawing Participant subsequent to the withdrawing Participant acquiring a Net Proceeds interest;

(g) actual interest paid on monies borrowed for costs and expenses and with respect to monies advanced for operating costs and expenses and working capital, interest at an annual rate equal to 2 percentage points above the Taux Interbancaire Offert in Paris ("TIOP"), but in no event in excess of the maximum permitted by law;

(h)      an allowance for reasonable working capital and inventory;

(i)      reasonably anticipated reclamation costs.

It is intended that each Participant shall recoup pro rata from net cash flow all of its contributions for Exploration, Development, Mining, and marketing Products before any Net Proceeds are distributed to any person holding a Net Proceeds interest. No deduction shall be made for income taxes, depreciation, amortization or depletion. If in any year after the beginning of Mining of the Property an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Proceeds for subsequent periods. If Products are taken in kind by a Participant, or are processed by the Manager of the

Property, or are sold to an Affiliate of the Manager, then, for purposes of calculating Net Proceeds, such Products shall be deemed conclusively to have been sold at a price equal to fair market value to arm's length purchasers FOB the concentrator for the Property or such Products, as the case may be, and Net Proceeds relative thereto shall be calculated without reference to any profits or losses attributable to smelting or refining.

2. Payment of Net Proceeds. Payments of Net Proceeds shall commence in the calendar quarter next following the calendar quarter in which Net Proceeds are first realized, and shall be made 45 days following the end of each calendar quarter during which Net Proceeds are realized, and shall be subject to adjustment, if required, at the end of each calendar year. The recipient of such Net Proceeds payments shall have the right to audit such payments within the time and in the manner provided in Article 6 of Exhibit II of the Agreement.

3. Definitions. All capitalized words and terms used herein have the same meaning as in the Agreement to which this Exhibit IV is attached.

                                   EXHIBIT V
                      ORGANIZATION OF AN OPERATING ENTITY

1.    OPERATING ENTITY

The parties acknowledge that at any time after the date of this Agreement they may determine it would be advantageous to form a corporation and cause it to become the owner and operator of the Primary Deposit(s) to be developed on the Property (the "Operating Entity"). If ASARCO and SOTRAPMAG agree that an Operating Entity should be formed, the respective Participating Interests of the Participants in an Operating Entity shall be equal to their then respective Participating Interest in the applicable Joint Venture. SOTRAPMAG and ASARCO and LA SOURCE agree that upon the formation of the Operating Entity their relationship as joint venturers as to the Primary Deposit(s) being developed by the Operating Entity shall cease and shall be that of shareholders in the Operating Entity.

2.    FURTHER ASSURANCES

If a decision is made to form an Operating Entity the Participants will negotiate in good faith the terms for such further agreements, conveyances and assurances as may be required for such purposes and to effectually carry out the intent of the Agreement as a result of the formation of the Operating Entity. The Participants further acknowledge and agree that they will have a community of interest in respect to their shareholdings in the Operating Entity and will take all reasonable steps required to ensure that the Manager under this Joint Venture has management control over all Operations of the Operating Entity.

3.    SHAREHOLDERS AGREEMENT

The Participants acknowledge that many of the provisions of the Agreement would be inapplicable upon the formation of the Operating Entity and should be replaced by comparable provisions in a shareholders' agreement. The Participants acknowledge and agree to negotiate in good faith to reach agreement on all the terms and conditions of a shareholders' agreement which will reflect as closely as practicable the rights, duties and obligations of the parties set out in the substantive provisions of the Agreement and in particular, they agree in principle that the Shareholders' Agreement should provide for the following:

(a) no shareholder shall hold a direct beneficial interest in and to the Property but shall hold an indirect interest in the Property and Assets through their respective shareholdings in the Operating Entity (but this shall not prohibit a shareholder from holding any legal title as a bare trustee or nominee for the Operating Entity);

(b) the respective Participating Interests of each Participant shall be transferred to the Operating Entity forthwith upon the formation thereof in consideration of shares of the Operating Entity;

(c) subject to any agreement the parties may make with respect to financing generally or with respect to financing Development or Mining Operations of the Operating Entity (including seeking financing by third-party debt as determined by the directors of the Operating Entity), the Participants as shareholders shall be required to fund the Adopted on Programs and Budgets of the Operating Entity and if any shareholder fails to contribute its pro rata share the provisions of the Agreement in respect of reductions and adjustments of Participating Interests shall apply, mutatis mutandis;

(d) the functions of a Management Committee will be performed by the board of directors of the Operating Entity;

(e) the directors of the Operating Entity shall be the nominees of the shareholders and the constitution of the board of directors shall at all times reflect on a pro rata basis, as closely as possible, the shareholdings of the shareholders of the Operating Entity; provided however that so long as a person holds at least 20% of the shares in the Operating Entity it shall be entitled to at least one representative on the board of directors.

(f) the net revenue of the Operating Entity shall be distributed to the shareholders by way of dividend, including dividends in specie in the form of Product subject to applicable law. The policy of the board of directors of the Operating Entity will be to maximize the payment of dividends while maintaining adequate working capital, sufficient funds to carry out exploration and development of the Property and for the benefit of any Mine, and reserve, if deemed necessary, for additional capital expenditures.

The Participants acknowledge and agree that it is impracticable to provide in this Appendix for all possible situations, circumstances and contingencies that may exist or arise in respect of and following the formation of an Operating Entity, and covenant and agree to use their reasonable efforts in good faith to act in concert as shareholders in the Operating Entity and otherwise in relation to an Operating Entity, and to do all other things reasonably necessary to ensure that the aims and objectives of the Joint Venture and the operation of the Agreement survive the formation of an Operating Entity.